UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

SCHEDULE 14A

______________

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.      )

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Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to Rule 14a-12

TOWERS WATSON & CO.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Towers Watson & Co.

901 N. Glebe Road

Arlington, Virginia 22003

Telephone:  703-258-8000

October 3, 2014

Dear Fellow Stockholder:

I am pleased to invite you to attend our 2014 Annual Meeting of Stockholders of Towers Watson & Co. to be held at Towers Watson’s office at Wettinerstrasse 3, 65189, Wiesbaden, Germany, on Thursday, November 13, 2014, at 8:15 a.m. CET.  The actions we expect to take at the Annual Meeting are described in the attached Notice of the 2014 Annual Meeting of Stockholders and Proxy Statement.  On or about October 3, 2014, we sent many of our stockholders a notice regarding the availability of this proxy statement (the “Notice”) and our Annual Report on Form 10-K for Fiscal 2014 via the Internet.  We encourage you to read the Form 10-K, which includes information on our business, as well as our audited financial statements.

Your vote is important.  We encourage you to vote your shares as soon as possible.  Your vote is important no matter how many shares you own.  You may vote over the Internet, or, if you received your proxy materials by mail, you may vote by telephone or by mailing a completed, signed and dated proxy card.  Voting over the Internet, by telephone, or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person.  Please review the instructions on the Notice or proxy card regarding your voting options.

Sincerely,

John J. Haley

Chairman and Chief Executive Officer

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Thursday, November 13, 2014

The Annual Meeting of Stockholders of Towers Watson & Co. (the “Company” or “Towers Watson”), a Delaware corporation, will be held at Towers Watson’s office at Wettinerstrasse 3, 65189, Wiesbaden, Germany, on Thursday, November 13, 2014 at 8 :15 a.m. CET, for the following purposes:

1.

Elect eight Directors to serve until the next Annual Meeting of Stockholders, or until their successors are elected and qualified (Proposal No. 1);

2.

Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015 (Proposal No. 2);

3.

Hold a non-binding advisory vote to approve the compensation of our named executive officers (Proposal No. 3); and

4.

Transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The close of business on September 16, 2014 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting.

We have elected to use the notice and access rules adopted by the Securities and Exchange Commission to provide many of our stockholders access to our proxy materials and Form 10-K by notifying you of the availability of our proxy materials and Form 10-K via the Internet.  The notice and access model gives the Company a fast, efficient and lower-cost way to furnish stockholders with their proxy materials and reduces our impact on the environment.   As a result, on October 3, 2014, we mailed to many of our stockholders a "Notice Regarding the Availability of Proxy Materials" (the “Notice”) with instructions on how to access the proxy materials and our Annual Report to Stockholders via the Internet (or how to request a paper copy) and how to vote online.  We will also deliver printed versions of the proxy materials to our stockholders who have previously requested paper copies of the proxy materials. On the date of mailing of the Notice, all stockholders will be able to access the proxy materials on a website referred to in, and at the URL address included in, the Notice and in the proxy statement. These proxy materials will be available free of charge.

By order of the Board of Directors

Kirkland L. Hicks

Vice President, General Counsel and Secretary

Arlington, Virginia

October 3, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 13, 2014

The Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders, the Company’s Annual Report to Stockholders and the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 are available under the “Investor Relations” page at http://www.towerswatson.com

QUESTIONS AND ANSWERS		1
1.	Why did I receive these proxy materials?	1
2.	Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed copies of these materials in the mail?	1
3.	When and where is the Annual Meeting and who may attend?	1
4.	What shares can I vote?	1
5.	Can I vote in person?	1
6.	Who is entitled to receive notice and vote shares?	1
7.	What are the Board’s voting recommendations and how will shares be voted?	2
8.	How many shares must be present to hold the Annual Meeting?	2
9.	What are the voting requirements to elect the Directors and to approve each of the proposals contained in the Proxy Statement?	2
10.	How are abstentions and broker non-votes counted for determining a quorum and for voting my shares for each proposal?	3
11.	Is there a list of stockholders entitled to vote at the Annual Meeting?	3
12.	Who will pay the cost of soliciting proxies for the Annual Meeting?	3
13.	If another matter comes before the board for action, how will the matter be voted?	3
14.	How is my vote counted?	3
15.	What is “Householding”?	3

GOVERNANCE OF THE CORPORATION		4
Corporate Governance Guidelines		4
Code of Business Conduct and Ethics		4
Communications with the Board or Lead Independent Director		4
Board Leadership and Lead Independent Director		4
Risk Assessment of Compensation Policies and Practices		4
Board’s Role in Risk Oversight		5
Board Diversity		5
Nominees for Director		6
Standing Committees of the Board		6
Audit Committee		6
Compensation Committee		7
Nominating and Governance Committee		7
Risk Committee		7
Board Meetings		7
Meetings of Non-Employee Directors		7
Annual Meeting Attendance		7
Director Independence		7

PROPOSAL NO. 1: ELECTION OF DIRECTORS		9
Director Information		9

PROPOSAL NO. 2: RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2015		12
Fees Paid to the Independent Registered Public Accounting Firm		12

REPORT OF THE AUDIT COMMITTEE		14

PROPOSAL NO. 3: ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS		15

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		16
Security Ownership Of Certain Beneficial Owners		16
Section 16(a) Beneficial Ownership Reporting Compliance		17

PROXY STATEMENT

2014 ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, NOVEMBER 13, 2014

QUESTIONS AND ANSWERS

1.     Why did I receive these proxy materials?

This Proxy Statement, Notice of the 2014 Annual Meeting of Stockholders (the “Annual Meeting”), accompanying proxy card and voting instructions (the “Proxy Materials”) are being furnished to you as a stockholder of Towers Watson & Co., a Delaware corporation (“Towers Watson”, the “Company”, “we”, “us” and “our”), on or about October 3, 2014, in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at our Annual Meeting.  The proxies may be voted at any continuations, adjournments or postponements of the Annual Meeting.  The Proxy Materials contain important information for you to use when deciding how to vote in connection with the Annual Meeting.

2.     Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed copies of these materials in the mail?

In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials to stockholders over the Internet. Most stockholders are receiving by mail a Notice Regarding the Availability of Proxy Materials (“Notice”), which provides general information about the annual meeting, the address of the website on which our proxy statement and annual report are available for review, printing and downloading, and instructions on how to submit proxy votes. For those who wish to receive their materials in a different format (e.g., paper copy by mail), the Notice contains instructions on how to do so. Stockholders who have elected to receive paper copies of the proxy materials will receive these materials by mail.

3.     When and where is the Annual Meeting and who may attend?

The Annual Meeting will be held on Thursday, November 13, 2014 at 8:15 a.m. CET, at Towers Watson’s office at Wettinerstrasse 3, 65189, Wiesbaden, Germany.  Stockholders as of the record date for the meeting may attend the meeting. If you plan to attend the Annual Meeting, and are a stockholder of record, meaning that you hold shares directly and appear as a stockholder in the Company’s stockholder list, please bring legal identification, such as a passport or driver’s license, with you to the Annual Meeting.  If your shares are held in the name of a bank or broker or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of Towers Watson common stock, such as the voting instruction form provided to you with this Proxy Statement (if the Proxy Statement was mailed to you) or a bank or brokerage account statement.

4.     What shares can I vote?

All shares of the Company’s Class A Common Stock (“common stock”) that are represented by properly executed and unrevoked proxies received by the Company’s selected vendor to tabulate the votes, Broadridge Financial Solutions, Inc., prior to the date of the Annual Meeting, will be voted.  The deadline for receiving proxy voting instructions by mail, telephone (1-800-690-6903) or Internet (www.proxyvote.com) is 11:59 p.m. EST on Wednesday, November 12, 2014.

5.     Can I vote in person?

Stockholders of record may vote at the Annual Meeting.  If your shares are held in the name of a bank or broker or other holder of record and you plan to attend the Annual Meeting, you must obtain a “legal proxy” from such bank or brokerage firm to vote at the Annual Meeting. If you vote in person, your vote will supersede any proxy that you previously executed.

6.     Who is entitled to receive notice and vote shares?

Stockholders of record at the close of business on September 16, 2014 are entitled to receive this notice and to vote their shares of common stock at the Annual Meeting and at any continuations, adjournments or postponements thereof.  On September 16, 2014, there were 70,128,591 shares of common stock outstanding and entitled to vote at the Annual Meeting. Class A Common Stock is the Company’s only class of outstanding voting securities and each holder thereof is entitled to one vote for each share on all matters properly presented, and for each director to be elected at the Annual Meeting.

7.     What are the Board’s voting recommendations and how will shares be voted?

The Board of Directors recommends that stockholders vote FOR each of the director nominees named in this Proxy Statement, FOR ratification of the selection of Deloitte & Touche LLP, and FOR the advisory vote regarding the approval of the compensation of our named executive officers. If the accompanying proxy card is properly signed and returned in the enclosed envelope (provided to stockholders who have received their Proxy Materials by mail), or voted via telephone or Internet, and not revoked, it will be voted.  Unless contrary instructions are given, the persons designated as proxy holders on the accompanying proxy will:

•

vote in favor of Proposal No. 1, to elect eight Directors to serve until the 2015 Annual Meeting of Stockholders, or until their successors are elected and qualified;

•

vote in favor of Proposal No. 2, to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015;

•

vote in favor of Proposal No. 3, in favor of the advisory vote regarding the approval of our named executive officers’ compensation; and

•

vote in their own discretion as to any other matters that may properly come before the Annual Meeting.

You may revoke your proxy at any time before it is exercised by filing a revocation notice or a duly executed proxy to vote your shares bearing a later date with the Secretary of the Company at 901 N. Glebe Road, Arlington, Virginia 22203.

8.     How many shares must be present to hold the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on September 16, 2014 is necessary to hold the Annual Meeting and conduct business. This is called a quorum.

9.     What are the voting requirements to elect the Directors and to approve each of the proposals contained in the Proxy Statement?

Proposal No. 1:  Elect eight Directors to serve until the next Annual Meeting of Stockholders, or until their successors are elected and qualified.

The Company’s Amended and Restated Bylaws standard for voting for the election of Directors is a majority of votes cast in uncontested elections.  A majority of the votes cast means that a number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee.  In contested elections the vote standard is a plurality of votes cast.  The Amended and Restated Bylaws provide that director nominees must deliver a statement that if elected, they agree to tender an irrevocable resignation promptly upon failure to receive the required vote in a subsequent election, in accordance with the Company’s Corporate Governance Guidelines that are applicable to all director nominees.

Proposal No. 2:  Ratify the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending June 30, 2015.

The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve Proposal No. 2.

Proposal No. 3:  Hold a non-binding advisory vote to approve the compensation of our named executive officers.

The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve Proposal No. 3.

10.     How are abstentions and broker non-votes counted for determining a quorum and for voting my shares for each proposal?

Abstentions and proxies conferring authority to vote only on certain matters (“broker non-votes”) are counted as present and entitled to vote for purposes of determining a quorum.

In accordance with Delaware law, abstentions and broker non-votes will not be treated as votes cast with respect to any matter presented at the Annual Meeting, unless provided otherwise in our governing documents or under applicable law. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner. Broker non-votes are not considered to have been votes cast at the Annual Meeting with respect to such matter.

11.     Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of stockholders of record will be available for inspection at the Annual Meeting and for ten days prior to the Annual Meeting at Towers Watson & Co., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.

12.     Who will pay the cost of soliciting proxies for the Annual Meeting?

The cost of soliciting proxies will be borne by the Company.  Employees of the Company may, but without compensation other than their regular compensation, solicit proxies by additional mailings, personal conversations, telephone, facsimile, or electronically. We have engaged InvestorCom, Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $7,500 plus reimbursement of reasonable expenses. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of the Company’s common stock.  Other proxy solicitation expenses that we will pay include those for preparation, mailing and tabulating the proxies.

13.     If another matter comes before the board for action, how will the matter be voted?

Management knows of no other matter that may come up for action at the Annual Meeting.  However, if any other matter properly comes before the meeting, the proxies named on the enclosed proxy card will vote in accordance with their judgment on such matter.

14.     How is my vote counted?

Individual proxies will be counted by Broadridge Financial Solutions, Inc.  Whether or not you expect to be present at the Annual Meeting, you are urged to vote your proxy via the Internet. If you received your Proxy Materials by mail, you may also vote by telephone or by signing, dating and promptly mailing in your proxy card.  It is very important that you vote your shares.

15.     What is “Householding”?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports for those stockholders receiving the proxy materials by mail. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact the Secretary of the Company in writing at the following address: Towers Watson & Co., Office of the Secretary, at 901 N. Glebe Road, Arlington, Virginia 22203, or by telephone at 703-258-8000.  If you would like to receive separate copies of our Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

GOVERNANCE OF THE CORPORATION

Corporate Governance Guidelines

Towers Watson is committed to exercising the highest standard of ethical conduct and corporate governance that we believe best serve our stockholders, employees and clients.  We have established and adopted Corporate Governance Guidelines for maintaining our ethical standards, and adopted corporate governance practices that form a solid framework for effectively aligning our business objectives.  Stockholders may obtain copies of our Codes of Business Conduct and Ethics, the Corporate Governance Guidelines and our Board committee charters under the “Investor Relations” page on the Company’s website at http://www.towerswatson.com or send a request addressed to Towers Watson & Co., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that applies to all of its employees, including the Chief Executive Officer, President, the Chief Financial Officer and the Controller.  The Company also has a Code of Business Conduct and Ethics that applies to all of the Company’s Directors.  Any amendment or waiver of the Codes for the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller, or any of the Company’s Directors will be disclosed on the Company’s website or reported in a Form 8-K filing.

Communications with the Board or Lead Independent Director

It is the policy of the Company to facilitate communications of stockholders and other interested parties with the Board of Directors and the Company’s Lead Independent Director.  Communications to Directors of the Company must be in writing and may be sent to any Director, in care of the Secretary, Towers Watson & Co., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.  Communications may be sent by email to all Directors as a group or to the Lead Independent Director using the e-mail addresses posted by the Company on its web site at www.towerswatson.com under “Investor Relations.”  Communications should identify the person submitting the communication, including whether the person is a stockholder, the interest of such person in the subject matter of the communication, and the address, telephone number and email address of the person submitting the communication.  Each communication will be forwarded to the Director(s) to whom it is addressed.  The Board has authorized the Company’s Secretary to adopt reasonable procedures for collecting and distributing communications to Directors.  If such procedures are adopted, they will be made available on the Company’s website at www.towerswatson.com under “Investor Relations.”

Board Leadership and Lead Independent Director

Towers Watson’s Chief Executive Officer also serves as Chairman of our Board. Our Board believes that the combined role of Chairman and Chief Executive Officer currently is an appropriate leadership structure for our Company. In this regard, having a combined Chairman and Chief Executive Officer provides an efficient and effective leadership model.  The Board believes that this structure promotes unambiguous accountability, effective decision-making, and alignment on corporate strategy. In addition, because our Board works closely with our executive officers and members of senior management, there is a natural synergy in the combined Chairman and Chief Executive Officer role that facilitates our Board's oversight and guidance of management.

The Board has designated a Lead Independent Director. Among other responsibilities, our Lead Independent Director presides at all executive sessions of the independent Directors of the Board, coordinates the activities of our other independent Directors, approves Board meeting schedules, agendas and information sent to our Board, chairs all executive sessions of our independent Directors, and serves as principal liaison between our independent Directors and our Chairman and senior management and is available for consultation and direct communication if requested by major shareholders. The Company’s Board of Directors has designated Linda D. Rabbitt as our Lead Independent Director.

Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company.  Our Compensation Committee, in conjunction with management, human resources, legal, finance and our independent consultant, has developed a framework for reviewing the risks and rewards associated with the Company’s compensation programs.  This framework is intended to ensure that our compensation programs encourage and reward prudent discretion and business judgment and appropriate risk-taking over the long term.

In developing incentive plans for the Company, our Compensation Committee has validated the plans against our compensation philosophy and has considered the extent to which the metrics used align with corporate plan metrics, business goals and provide balance, how incentive pools will be developed and whether they are capped, the highest amount of compensation that can be achieved under the plans through consistent superior performance over a sustained period of time, whether the plans are appropriately focused on long-term results, and whether sufficient operational controls are in place to prevent participants from manipulating results.  In addition, the Company has substantial stock ownership requirements in place for senior executives which, when combined with conditioning the payment of large amounts of compensation payable solely in Company stock upon the achievement of long-term performance metrics, provide strong incentives to manage the Company for the long term, while avoiding excessive risk taking in the short term.  Moreover, the Compensation Committee retains a significant amount of discretion to adjust compensation to ensure that it is matched appropriately with Company performance.

Management and the Compensation Committee regularly evaluate the risks of all of the Company’s compensation programs on a global basis and do not believe that any of the Company’s compensation programs create risks that are reasonably likely to result in a material adverse impact to the Company.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for oversight of risk management.

In its oversight role, our Board of Directors’ involvement in developing our business strategy and overseeing management's execution of strategic plans plays a key role in its oversight of risk management and in its assessment of the appropriate level of enterprise risk tolerance. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the Securities and Exchange Commission (the “SEC”) as well as risks relating to various specific developments, such as acquisitions, securities repurchase, debt and equity placements, and product introductions.

Our Board committees assist our Board of Directors in fulfilling its risk oversight role.  Our Risk Committee provides oversight and guidance to members of management who are responsible for the timely identification, mitigation and management of those risks that could have a material impact on the Company. Pursuant to its charter, the Audit Committee oversees the financial reporting processes and the audit of the financial statements of our Company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our Company, our Company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualification and independence, and the performance of our independent registered public accountant. The Compensation Committee considers the risk that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our Company. Our Nominating and Governance Committee oversees governance related risk, such as board independence and conflicts of interests.

Board Diversity

Towers Watson seeks diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; strong communication and interpersonal skills; and the ability and willingness to devote time to our Company. We also believe the skill sets, backgrounds, and qualifications of our Directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prescribed by law. The assessment of prospective Directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our Directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our Directors are individuals of high character and integrity and satisfy the other qualifications described above. In addition to these attributes, the description of each Director’s background set forth below indicates the specific experience, qualifications, and skills necessary to conclude that each individual should continue to serve as a Director of our Company.

Nominees for Director

The Nominating and Governance Committee makes recommendations to the Board concerning individuals who are qualified to stand for election as Directors.  The Nominating and Governance Committee seeks individuals with a broad and diverse range of skills who have demonstrated the highest levels of personal and business integrity and sound business judgment.  The Nominating and Governance Committee reviews and make recommendations, as the Committee deems appropriate, regarding the composition and size of the Board to ensure the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. The Committee identifies individuals believed to be qualified as candidates to serve on the Board and recommends the nomination of candidates for all directorships to be filled by the Board or by the stockholders at an annual or special meeting. In fulfilling its responsibilities as outlined above, the Committee shall consult from time to time, as appropriate, with the Chairperson of the Board.  The Nominating and Governance Committee will consider suggestions of possible nominees for Director from the Board of Directors and management, and may in the future retain a search firm to assist it in identifying possible nominees for Director.

The Nominating and Governance Committee also will consider recommendations of possible nominees for Director submitted by stockholders.  Recommendations may be submitted to any member of the Nominating and Governance Committee in care of the Office of the Secretary, Towers Watson & Co., 901 N. Glebe Road, Arlington, Virginia 22203. Candidates recommended by stockholders will be evaluated in the same manner as other candidates considered by the Nominating and Governance Committee.

Standing Committees of the Board

The Company has four standing committees: Audit, Compensation, Nominating and Governance, and Risk. These committees operate pursuant to written charters adopted by the Board of Directors, which are available on the Company’s website at http://www.towerswatson.com under “Investor Relations.” Each committee consists only of independent Directors.

	Audit	Compensation	Nominating and Governance	Risk

Victor F. Ganzi
Leslie S. Heisz
Brendan R. O'Neill
Linda D. Rabbitt*
Gilbert T. Ray
Paul Thomas
Wilhelm Zeller
	= Chair	* Lead Independent Director

Audit Committee

The Audit Committee’s principal responsibilities, as set forth in its charter, are to assist the Board in overseeing the Company’s financial reporting process that is established and implemented by management.  The Audit Committee oversees the work of the independent registered public accounting firm and also reviews information provided by the Company’s Director of Internal Audit, independent registered public accounting firm, and management concerning internal accounting procedures and controls.

The Audit Committee is currently composed of four independent Directors, Victor F. Ganzi (Chair), Leslie S. Heisz, Gilbert T. Ray and Paul Thomas, all of whom meet the current independence requirements of NYSE and NASDAQ’s listing standards.  The Board of Directors has determined that Mr. Ganzi is both independent and an audit committee financial expert, as defined by SEC guidelines and NYSE and NASDAQ listing standards.  The Audit Committee held nine meetings during fiscal year 2014.

Compensation Committee

The Compensation Committee oversees executive compensation policies, including the compensation of the Chief Executive Officer (“CEO”), and oversees administration of Towers Watson’s equity and non-equity incentive and compensation plans.  The Board has delegated to the Compensation Committee matters associated with succession planning for the CEO.  For additional information regarding the Compensation Committee’s procedures and processes for setting executive compensation, please see “Compensation Decision Process and Methodology”, on page 30 of this Proxy Statement under the heading “Compensation Discussion and Analysis”. Compensation of non-employee Directors is fully described under “Compensation of Directors” on page 47 of this Proxy Statement.

The Compensation Committee currently is composed of Gilbert T. Ray (Chair), Brendan R. O’Neill, Linda D. Rabbitt, and Wilhelm Zeller, all of whom meet the independence requirements of the NYSE and NASDAQ’s listing standards.  The Compensation Committee held six meetings during fiscal year 2014.

Nominating and Governance Committee

The Nominating and Governance Committee provides assistance to the Board of Directors of the Company in fulfilling its responsibilities: by identifying individuals qualified to become Directors and approving the nomination of candidates for all Directorships to be filled by the Board of Directors or by the stockholders of the Company; identifying Directors qualified to serve on the committees established by the Board of Directors and recommending to the Board of Directors members for each committee to be filled by the Board of Directors; maintaining and reviewing the Corporate Governance Guidelines; and otherwise taking a leadership role in shaping the corporate governance of the Company.

The Nominating and Governance Committee currently is composed of Brendan R. O’Neill (Chair), Victor F. Ganzi and Linda D. Rabbitt, all of whom meet the independence requirements of the NYSE and NASDAQ’s listing standards.  The Nominating and Governance Committee held four meetings during fiscal year 2014.

Risk Committee

The Risk Committee assists the Board of Directors in exercising its oversight of the Company by providing oversight and guidance to members of management who are responsible for the timely identification, mitigation, and management of those risks that could have a material impact on the Company.

The Risk Committee is currently composed of three independent Directors, Wilhelm Zeller (Chair), Leslie S. Heisz and Paul Thomas. The Risk Committee held four meetings during fiscal year 2014.

Membership of these Board committees may change after this Annual Meeting.

Board Meetings

During the fiscal year ended June 30, 2014, the Board of Directors held seven meetings.  All Directors attended 75 percent or more of the meetings of the Board and the committees on which they served.

Meetings of Non-Employee Directors

The non-employee Directors met without any management Directors or employees present four times during the fiscal year ended June 30, 2014 to discuss board policies, processes and practices. The Lead Independent Director chaired these meetings.

Annual Meeting Attendance

All Directors attended the Company’s 2013 Annual Meeting of Stockholders and all Director nominees are expected to attend the Company’s 2014 Annual Meeting of Stockholders.

Director Independence

The Board is composed of a majority of Directors who qualify as independent Directors pursuant to the corporate governance standards for companies listed on the NYSE and NASDAQ.  The Board committee structure includes an Audit Committee, Compensation Committee, Nominating and Governance Committee and a Risk Committee, all of these committees consisting entirely of independent Directors.

In determining independence, each year the Board affirmatively determines whether Directors have any material relationship with the Company. When assessing the materiality of a Director’s relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the Director’s standpoint, but from that of the persons or organizations with which the Director has an affiliation, and the frequency or regularity of the services, if any, provided to or by such persons or organizations, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions.  Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.  A Director will not be considered independent if the Director:

1.

has an Immediate Family Member who is now, or has been in the past three years, an Executive Officer of the Company or any of its subsidiaries or other Affiliates;

2.

now, or in the past three years, has been employed by the Company or any of its subsidiaries or other Affiliates;

3.

has received, or has an Immediate Family Member who has received, more than $120,000 during any twelve-month period within the last three fiscal years in direct compensation from the Company,  other than (i) director and committee fees or (ii) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

4.

has accepted, or has an Immediate Family Member who has accepted, more than $120,000 in compensation from the Company or any subsidiary of the Company during any period of 12 consecutive months within the Company’s current fiscal year or any of the previous three fiscal years, other than (i) compensation paid to an Immediate Family Member who is or was an employee (other than an executive officer) of the Company or any of its subsidiaries; or (ii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

5.

is, or has an Immediate Family Member who is, currently a partner of a firm that is the Company’s internal or external auditor;

6.

is a current employee of the Company’s internal or external auditor;

7.

has an Immediate Family Member who is a current employee of the Company’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

8.

has, or had an Immediate Family Member who has, served within the last three years as a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

9.

is employed, or has an Immediate Family Member currently employed, or is or had an Immediate Family Member employed during the previous three years, as an Executive Officer of another company where any of the Company’s present Executive Officers serve or served at the same time on that company’s compensation committee;

10.

is currently an employee, or has an Immediate Family Member who is currently an Executive Officer, of a company (including any business entity or any nonprofit organization) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

11.

is, or has an Immediate Family Member who is, currently a partner in, controlling shareholder or owner of, or executive officer of any organization (including any business entity or any nonprofit organization) to which the Company made, or from which the Company received, payments for property or services, in the current fiscal year or any of the past three fiscal years, that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more.

For these purposes, an “Immediate Family Member”  includes a Director’s spouse, parents, stepparents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a tenant or employee) who shares the Director’s home.

Applying these standards, and because there were no transactions, relationships or arrangements that triggered any of these questions, the Board has determined that the following Directors are independent:  Victor F. Ganzi, Leslie S. Heisz, Brendan R. O’Neill, Linda D. Rabbitt, Gilbert T. Ray, Paul Thomas and Wilhelm Zeller.  In making these determinations, the Board determined that none of the independent Directors, their family members or organizations with which the Directors are affiliated have any material direct or indirect relationship with the Company.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of the following eight Directors, each of whom including all the non-management Directors were recommended by the Nominating and Governance Committee and approved by the Board of Directors for inclusion on the Company’s proxy card. The eight nominees for the Board of Directors are Victor F. Ganzi, John J. Haley, Leslie S. Heisz, Brendan R. O’Neill, Linda D. Rabbitt, Gilbert T. Ray, Paul Thomas and Wilhelm Zeller.  Biographical information about each of these nominees is included below. Pursuant to its authority under our Amended and Restated Bylaws, the Board of Directors has set the number of Directors at eight.

Each nominee elected will serve a one-year term expiring at the 2015 Annual Meeting of Stockholders or until his or her successor shall have been elected and qualified. If any nominee is unable to serve as a Director at the time of the Annual Meeting, the proxies may be voted for a substitute nominee selected by the Board of Directors.  Each of the nominees listed above has consented to being named as a nominee, and the Company does not know of any reason that any of the nominees listed above would be unable to serve if elected.

The Board of Directors Recommends that Stockholders Vote ‘For’ Proposal No. 1 to elect Eight Directors to serve until the next Annual Meeting of Stockholders, or until their successors are elected and qualified.

Director Information

The information set forth below states the name of each nominee for Director, his or her age, a listing of present and previous employment positions, the year in which he or she first became a Director of the Company and other directorships held and the experience, qualifications, attributes or skills that led to the conclusion that each person should serve as a Director.

John J. Haley (age 64) has served as the Chief Executive Officer and Chairman of the Board of Directors of Towers Watson since January 1, 2010, and as President since October 3, 2011. Previously, he served as President and Chief Executive Officer of Watson Wyatt beginning on January 1, 1999, as Chairman of the Board of Watson Wyatt beginning in 1999 and as a director of Watson Wyatt beginning in 1992. Mr. Haley joined Watson Wyatt in 1977. Prior to becoming President and Chief Executive Officer of Watson Wyatt, he was the Global Director of the Benefits Group at Watson Wyatt. Mr. Haley is a Fellow of the Society of Actuaries, and a member of the American Academy of Actuaries and the Conference of Consulting Actuaries.  He is also a co-author of Fundamentals of Private Pensions (University of Pennsylvania Press). Mr. Haley also serves on the boards of MAXIMUS, Inc., a provider of health and human services program management, consulting services and system solutions, and Hudson Global, Inc., an executive search, specialty staffing and related consulting services firm. He has an A.B. in Mathematics from Rutgers College and studied under a Fellowship at the Graduate School of Mathematics at Yale University.

Mr. Haley’s qualifications to serve as Chairman of the Board of Directors of Towers Watson include the leadership and management experience he gained during more than thirty years of service as an employee, manager, officer, Chief Executive Officer and director of Watson Wyatt, as well as his service on the boards of other public companies and his substantive expertise in employee benefits and actuarial consulting.

Victor F. Ganzi (age 67) has served as a director of Towers Watson since January 1, 2010. He is presently a consultant and corporate director. Mr. Ganzi was the President and Chief Executive Officer of The Hearst Corporation, a private diversified communications company, from 2002 to 2008. He served as Hearst’s Executive Vice President from 1997 to 2002 and as its Chief Operating Officer from 1998 to 2002. Prior to joining Hearst in 1990, Mr. Ganzi was the managing partner at the international law firm of Rogers & Wells (now part of Clifford Chance). Mr. Ganzi graduated summa cum laude from Fordham University with a B.S. in Accounting, received a J.D. degree from Harvard Law School and holds an L.L.M. in Taxation from New York University. Mr. Ganzi currently serves as the lead director of Gentiva Health Services, Inc. and previously served as a director of Wyeth and Hearst-Argyle Television, Inc.

Mr. Ganzi’s qualifications to serve as a director of Towers Watson include his experience as a general counsel, chief financial officer and chief executive officer of a large diversified media company, as well as his expertise gained during a long career in both law and finance and his service on several boards of directors.

Leslie S. Heisz (age 53) has served as a director of Towers Watson since April 2012.  Ms. Heisz was a managing director at Lazard Freres & Co from 2004 through April 2010 and a senior advisor from 2003 to 2004, providing strategic financial advisory services for clients in a variety of industries.  Ms. Heisz was a managing director of Dresdner Kleinwort Wasserstein (and its predecessor Wasserstein Perella & Co.) from 1996 to 2002 and a director from 1995 to 1996.  She was also a vice president at Salomon Brothers, and was a senior consultant specializing in strategic information systems at Price

Waterhouse. Ms. Heisz is currently a member of the board of directors of Ingram Micro, Inc.  She previously served on the Board of Directors of International Game Technology and HCC Insurance Holdings, Inc. and the Board of Managers of Eldorado Resorts LLC.  Ms. Heisz holds a B.S. in Economics - Systems Science from the University of California at Los Angeles, and an M.B.A. from the John E. Anderson Graduate School of Management at UCLA.

Ms. Heisz’s qualifications to serve as a director of Towers Watson include her extensive investment banking and finance experience, strong business acumen and leadership record, deep understanding of the capital markets, broad knowledge of mergers and acquisitions, and her service as a member of a number of other boards.

Brendan R. O’Neill (age 65) has served as a director of Towers Watson since January 1, 2010. He previously served as a director of Watson Wyatt from July 2006 to 2009. Dr. O’Neill was Chief Executive Officer and Director of Imperial Chemical Industries PLC (“ICI”), a manufacturer of specialty products and paints, until April 2003. From 2003 until 2006, Dr. O’Neill was an independent director for a range of companies. Dr. O’Neill joined ICI in 1998 as its Chief Operating Officer and Director, and was promoted to Chief Executive Officer in 1999. Prior to Dr. O’Neill’s career at ICI, he held numerous positions at Guinness PLC, including Chief Executive of Guinness Brewing Worldwide Ltd, Managing Director International Region of United Distillers, and Director of Financial Control. Dr. O’Neill also held positions at HSBC Holdings PLC, BICC PLC, Aegis Group PLC, and the Ford Motor Company. He has an M.A. in Natural Sciences from the University of Cambridge and a Ph.D. in Chemistry from the University of East Anglia, and is a Fellow of the Chartered Institute of Management Accountants (U.K.). Dr. O’Neill is also a director of Tyco International Ltd., Informa Group PLCand Drambuie Ltd.  He previously served as a director of Endurance Specialty Holdings Ltd.

Dr. O’Neill’s qualifications to serve as a director of Towers Watson include his experience as the chief executive officer of an international business, his extensive accounting and finance experience and his prior service as an independent director of a number of companies, including Watson Wyatt.

Linda D. Rabbitt (age 65) has served as a director of Towers Watson since January 1, 2010. She previously served as a director of Watson Wyatt from 2002 to 2009 and is the founder and Chief Executive Officer of Rand Construction Corporation, a commercial construction company founded in 1989 that specializes in building renovation and tenant build-outs. Prior to founding Rand Construction Corporation, Ms. Rabbitt was the co-founder and co-owner of Hart Construction Company, Inc., a commercial tenant construction company. From 1981 to 1985, Ms. Rabbitt was with KPMG (formerly Peat Marwick), where she was Director of Marketing from 1982 to 1985. Ms. Rabbitt previously served as a director of Brookfield Properties, a commercial real estate company, and currently is a Class C director of the Federal Reserve Bank of Richmond. Ms. Rabbitt is also a director of the Greater Washington Board of Trade and served as its Chair in 2002. Ms. Rabbitt has also served as a director of the Economic Club of Washington, D.C., as a director of Leadership Washington, and is a past Chairman and the current Treasurer of the Federal City Council and a trustee of George Washington University. Ms. Rabbitt holds a B.A. from the University of Michigan, Ann Arbor and an M.A. from George Washington University.

Ms. Rabbitt’s qualifications to serve as a director of Towers Watson include her experience as a founder and chief executive officer of a prominent construction business, her prior experience with a global auditing/consulting firm and her service as a director of several other entities, including her prior service as a director of Watson Wyatt.

Gilbert T. Ray (age 70) has served as a director of Towers Watson since January 1, 2010. Formerly, Mr. Ray served as a director of Watson Wyatt from 2000 to 2009. Mr. Ray was a partner of the law firm of O’Melveny & Myers LLP until his retirement in 2001. He practiced corporate law for almost three decades. He has extensive experience with corporate and tax exempt transactions, as well as international finance. Mr. Ray is a member of the boards of Advance Auto Parts, Inc., a retailer of automotive parts; DiamondRock Hospitality Company, a real estate investment trust; and DineEquity, Inc., a restaurant management and franchise company. Mr. Ray is also a trustee of two variable annuity funds managed by SunAmerica Asset management and The John Randolph Haynes and Dora Haynes Foundation. He holds a B.A. in Business from Ashland University, an M.B.A. from the University of Toledo and a J.D. from Howard Law School.

Mr. Ray’s qualifications to serve as a director of Towers Watson include his expertise in corporate law and international finance, his long service as a partner of a major international law firm and his service on several other boards of directors, including his prior service as chair of the compensation committee of Watson Wyatt (and currently as chair of that committee for the Company), and as chair of the Nominating and Governance Committee of Advance Auto Parts.

Paul Thomas (age 58) has served as a director of Towers Watson since January 1, 2010. He has been a senior executive with the Rank Group NA since January 2011.  He was previously the Chief Executive Officer of Reynolds Packaging Group from February 2008 through January 2011, when Alcoa sold the Reynolds Packaging Group business to the Rank Group. Mr. Thomas joined Alcoa in 1978 and, prior to the sale of its packaging businesses, most recently served as Executive Vice President for Alcoa and Group President for its Packaging and Consumer businesses. Mr. Thomas holds a B.S. in Material Sciences and Metallurgical Engineering from Lehigh University and an Executive M.B.A. from the University of Tennessee.

Mr. Thomas’s qualifications to serve as a director of Towers Watson include the leadership and management experience he gained serving in a number of executive positions, including chief executive officer.

Wilhelm Zeller (age 70) has served as a director of Towers Watson since January 1, 2010. He is presently a consultant and corporate director.  Formerly, he served as the chief executive officer of Hannover Re Group from 1996 until his retirement in June 2009. Prior to joining Hannover Re, Mr. Zeller was a member of the Executive Board of Cologne Re and then a member of the Executive Council of General Re Corporation, Cologne Re’s new principal shareholder. Currently, Mr. Zeller serves on the board of directors of Axis Capital Holdings Ltd. and EIS Group Ltd. He holds a B.A. in Business Administration from the University of Applied Sciences in Cologne, Germany.

Mr. Zeller’s qualifications to serve as a director of Towers Watson include his familiarity with the international insurance and reinsurance industry, his experience serving as the chief executive officer of the world’s third-largest reinsurance group and his service as a member of a number of boards.

PROPOSAL NO. 2: RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR

THE FISCAL YEAR ENDING JUNE 30, 2015

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2015.  We are asking stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our Amended and Restated Bylaws or otherwise, the Board is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate governance.

In the event stockholders fail to ratify the selection, the Board of Directors and the Audit Committee will reevaluate the selection and any factors raised in connection with the vote.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent registered auditor. Deloitte is the Company’s independent registered public accounting firm and audited the Company’s financial statements for fiscal year 2014.

As part of its oversight responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent registered public accounting firm.   The Audit Committee has established policies and procedures for the pre-approval of audit and non-audit services to be performed by the independent registered public accounting firm.

Under the policy, the Committee must give prior approval for any amount or specific type of service within four categories: (i) audit, (ii) audit-related, (iii) tax services, and (iv) to the extent permitted by law, other services that the independent registered public accounting firm provides. Prior to the annual engagement, the Audit Committee may grant pre-approval for specific independent registered public accounting firm services within these four categories at maximum pre-approved fee levels. If circumstances arise that would require the Company to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, then the engagement for such services would require separate pre-approval by the Audit Committee. The Chair of the Audit Committee is authorized to approve a request for pre-approval provided the additional service is presented to the Audit Committee for approval at its next scheduled meeting.

The following table presents fees for professional audit services rendered by Deloitte for the audit of the Company’s annual financial statements for the fiscal years ended June 30, 2013 and 2014.

Fee Category	2013 Deloitte & Touche LLP	2014 Deloitte & Touche LLP
Audit Fees (1)	$5,641,163	$6,042,498
Audit-Related Fees (2)	916,712	1,077,685
Tax Fees (3)	155,392	67,512
Subtotal	6,713,267	7,187,695
All Other Fees (4)	21,152	5,000
Total Fees	$6,734,419	$7,192,695

(1)

Audit Fees – consists of fees billed for professional services performed by Deloitte for the audit of the Company’s annual financial statements, review and audit of internal controls to ascertain compliance with the Sarbanes-Oxley Act, review of financial statements included in the Company’s quarterly and annual filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees – includes fees for benefit plan audits, assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.”

(3)

Tax Fees – includes fees for professional services performed by Deloitte for tax compliance, tax advice, and tax planning.

(4)

All Other Fees – consists of fees for all products or services provided by Deloitte that do not fall into any of the other three categories above.  Fees of $5,000 and $4,000 in fiscal years 2014 and 2013, respectively, represent fees for the Company’s subscriptions to certain of Deloitte’s database products.   The fiscal year 2013 fees also include $17,152 for Deloitte's review of certain financial information concerning the Company's risk analysis business in the Netherlands.

It is anticipated that representatives of Deloitte will be present at the Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if such representatives so desire. Deloitte audited the Company’s financial statements for the fiscal year ended June 30, 2014.

The Board of Directors Recommends a Vote “For” Proposal No. 2 to Ratify the Selection of Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm for the Fiscal Year Ending June 30, 2015.

REPORT OF THE AUDIT COMMITTEE

Management has primary responsibility for (i) the preparation, presentation and integrity of the Company’s financial statements; (ii) accounting and financial reporting principles; (iii) internal controls; and (iv) procedures designed to reasonably assure compliance with accounting standards and applicable laws and regulations.  The Company’s independent registered public accounting firm is responsible for expressing opinions on the conformity of our audited financial statements to generally accepted accounting principles and the effectiveness of our internal control of our financial reporting.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors, although the committee members are not engaged in the practice of accounting or auditing.

The Committee meets regularly with management and the Company’s independent registered public accounting firm to, among other activities, review the Company’s financial statements, financial press releases, and quarterly and annual SEC filings;  receive the independent registered public accounting firm’s report of its review of the Company’s quarterly financial statements and its audit of the Company’s annual financial statements; review significant developments in generally accepted accounting principles and financial reporting requirements; to discuss the application of significant accounting policies; and review the Company’s internal controls and the activities of the Company’s internal auditor.

The Committee meets regularly in executive session, and also meets separately with the independent registered public accounting firm, the Company’s Chief Financial Officer, and the Company’s Director of Internal Audit.

With respect to the Company’s audited financial statements for the fiscal year ended June 30, 2014, the Audit Committee:

1.

Reviewed and discussed the audited financial statements included in the Annual Report, including Management’s Discussion and Analysis, with management; and discussed the reasonableness of significant judgments and subjective determinations;

2.

Discussed with the independent registered public accounting firm the scope for its audit and the results of the audit; and also reviewed and discussed with management and the independent registered public accounting firm the audited financial statements, as well as the auditor’s report concerning its examination of the Company’s audited financial statements;

3.

Discussed with the independent registered public accounting firm the matters required to be discussed by the PCAOB’s Auditing Standard No. 16,  Communications with Audit Committees; and

4.

Received from the independent registered public accounting firm the written disclosures and letter from the independent registered public accounting firm required by applicable requirements adopted by the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 that was filed with the Securities and Exchange Commission on August 15, 2014.

SUBMITTED BY THE TOWERS WATSON & CO. AUDIT COMMITTEE

Victor F. Ganzi (Chair)

Leslie S. Heisz

Gilbert T. Ray

Paul Thomas

PROPOSAL NO. 3:  ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to approve, in a nonbinding vote, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth herein.

The Dodd-Frank Act requires us to hold the advisory vote to approve the compensation of our named executive officers at least once every three years.  Based on the results of the 2011 stockholder vote, and consistent with the Company’s recommendation, the Board has determined to hold advisory votes to approve executive compensation on an annual basis.  Accordingly, the next “say on pay” vote will occur at our 2015 Annual Meeting of Stockholders unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes.  This advisory vote on executive compensation is not binding on our Compensation Committee or our Board of Directors. However, our Compensation Committee and our Board of Directors will carefully consider the result of the vote when assessing future executive compensation arrangements. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

As described in the Compensation Discussion and Analysis section, our executive compensation policies and programs are designed to attract and retain the most highly qualified and capable professionals while motivating them to lead the Company and our diverse businesses in ways that promote the long-term interests of our stockholders. Our pay-for-performance philosophy, including the manner in which it links executive compensation to performance and aligns the interests of our executive officers with those of our stockholders, is more fully described in the Compensation Discussion and Analysis section beginning on page 19.

WE BELIEVE THAT THE INFORMATION PROVIDED ABOVE AND WITHIN THE COMPENSATION DISCUSSION & ANALYSIS SECTION, AND THE COMPENSATION TABLES AND NARRATIVE DISCUSSION FOLLOWING THE COMPENSATION TABLES, OF THIS PROXY STATEMENT DEMONSTRATES THAT OUR EXECUTIVE COMPENSATION PROGRAM IS DESIGNED APPROPRIATELY, TAKES INTO ACCOUNT A VARIETY OF PERFORMANCE MEASURES AND IS EFFECTIVE IN ALIGNING THE INTERESTS OF OUR EXECUTIVE OFFICERS WITH THE INTERESTS OF OUR STOCKHOLDERS TO SUPPORT LONG-TERM VALUE CREATION.  ACCORDINGLY, WE ASK OUR STOCKHOLDERS TO VOTE “FOR” THE FOLLOWING RESOLUTION AT THE ANNUAL MEETING:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement for the Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion following such compensation tables, and the other related disclosure.”

The Board of Directors Recommends a Vote “For” Proposal No. 3 to provide advisory approval of the compensation of the Company’s named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company concerning the shares of Class A common stock beneficially owned, as of September 16, 2014, by (i) each Director or nominee; (ii) the executive officers named in the Summary Compensation Table herein under “Compensation of Executive Officers;” and (iii) all executive officers and Directors as a group.  Except as otherwise indicated in the footnotes to the table below, and subject to applicable community property laws, the Company believes that the beneficial owners of the common stock, based on information furnished by such owners, have sole investment power and voting power with respect to such shares.

Name of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned as of September 16, 2014	Percent of Class (a)

Directors
John J. Haley (1)	194,350.40	*
Victor F. Ganzi (2)	13,604.94	*
Leslie S. Heisz	4,638.24	*
Brendan R. O’Neill	16,593.59	*
Linda D. Rabbitt (2)	9,574.57	*
Gilbert T. Ray	23,246.85	*
Paul Thomas (2)	12,604.94	*
Wilhelm Zeller (2)	11,145.17	*

Named Executive Officers (except Directors)
James K. Foreman	19,806.56	*
Patricia L. Guinn	185,557.16	*
Roger F. Millay (3)	46,692.98	*
Gene H. Wickes (4)	87,718.83	*
All Towers Watson Directors and executive officers as a group (16 persons)	819,642.60	1.17%

(a)

Beneficial ownership of 1 percent or less of a class of common stock is indicated with an asterisk (*).

(1)

Includes (i) 55,530 currently exercisable stock options with an exercise price of $42.47 and (ii) 51,403 currently exercisable stock options with an exercise price of $45.88.

(2)

Includes 287.83 restricted stock units that will vest within 60 days and be payable in that number of shares of Class A Common Stock.

(3)

Includes (i) 13,042 currently exercisable stock options with an exercise price of $42.47 and (ii) 12,073 currently exercisable stock options with an exercise price of $45.88.

(4)

Includes (i) 10,908 currently exercisable stock options with an exercise price of $42.47 and (ii) 10,097 currently exercisable stock options with an exercise price of $45.88.

Security Ownership Of Certain Beneficial Owners

The following table sets forth information known to the Company concerning the shares of Class A common stock beneficially owned by entities that have reported beneficial ownership of greater than five percent, based on filings made on or prior to September 16, 2014.

Name of Beneficial Owner	Number of Outstanding Class A Shares Beneficially Owned (1)	Percent of Class
BlackRock, Inc. (2)	4,269,698	6.5%
Capital Research Global Investors (3)	7,167,415	10.2%
FMR LLC (4)	4,313,763	6.58%
The Vanguard Group (5)	4,165,712	6.35%

(1)

Pursuant to current regulations of the SEC, securities must be listed as beneficially owned by a person who directly or indirectly has or shares the power to vote (“voting power”) or the power to dispose of (“dispositive power”) the securities, whether or not the person has any economic interest in the securities.  In addition, a person is deemed a beneficial owner if he or she has the right to acquire beneficial ownership within 60 days, whether upon exercise of a stock option or warrant, conversion of a convertible security or otherwise.  The information contained in this table has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the schedules and forms referenced in the footnotes below.

(2)

Based solely on an amendment to a Schedule 13G filed with the SEC on February 10, 2014 by BlackRock, Inc. BlackRock reported sole voting power over 3,852,762 shares of Class A Common Stock and sole dispositive power with respect to all shares beneficially owned.  The principal business address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(3)

Based solely on a Schedule 13G filed with the SEC on June 10, 2014 by Capital Research Global Investors.  The Schedule 13G reported that Capital Research Global Investors has sole voting and sole dispositive power with respect to all shares beneficially owned as a result of acting as investment advisor to various investment companies.  The principal business address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(4)

Based solely on an amendment to a Schedule 13G filed with the SEC on February 14, 2014 by FMR LLC and Edward C. Johnson 3d.  The Schedule 13G reported that FMR LLC  and Edward C. Johnson 3d each have sole voting power over 170,768 shares and sole dispositive power over all shares beneficially owned.  The principal business address of the stockholders is 245 Summer Street, Boston, MA 02210.

(5)

Based solely on a Schedule 13G filed with the SEC on February 12, 2014 by the Vanguard Group and certain subsidiaries (“Vanguard”).  The Schedule 13G reported that Vanguard had sole voting power over 50,196 shares and either sole or shared dispositive power over all shares beneficially owned.  The principal business address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, among others, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s securities.  In addition to requiring prompt disclosure of open-market purchases or sales of Company shares, Section 16(a) applies to a number of other technical situations.    The Company maintains and periodically updates a number of procedures to assist in identifying reportable transactions, and assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing those reports with the SEC on their behalf.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s Section 16 officers and directors, the Company believes that all of such officers and directors filed required reports on a timely basis under Section 16(a) during fiscal year 2014, except as follows:  (i) Mr. Haley had two late filings involving the acquisition of a small number of shares through dividend reinvestments in January and April 2014; and two late filings, each involving the grant of a small number of shares under the Company’s new non-qualified defined contribution savings plan in April and May 2014; (ii) each of the Company’s non-employee directors (Messrs. Ganzi, Ray, O’Neill, Thomas and Zeller, and Mses. Rabbitt and Heisz) had one late filing involving the accrual and vesting of a small number of shares in January 2014 through dividends on their non-employee director stock grants; (iii) Ms. Guinn had one late filing involving the acquisition of a small number of shares through dividend reinvestment in January 2014; (iv) Ms. Rabbitt had one late filing related to a sale of shares in February 2014; and (v) Messrs. Hicks and Thomson each had one late filing related to a grant of unvested Company stock under the Company’s select equity program (SEP) in September 2013.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Related Person Transactions Policy (the “Policy”) is designed to avoid entering into transactions with Directors, executive officers, immediate family members and certain other persons with specified relationships to the Company (a “Related Person”) except where clearly in the interest of the Company and appropriately reviewed and approved. This Policy is set forth in writing and administered by the Audit Committee and applies to any transaction or relationship or series of similar transactions, arrangements or relationships with a Related Person (a “Related Person Transaction”). Under the Policy, Related Persons must inform the Chief Financial Officer of any proposed Related Person Transaction, and the Chief Financial Officer must seek approval of the Audit Committee for any proposed transaction with a Related Person of which he is informed or becomes aware.

The Audit Committee will review the material facts of any Related Person Transaction and approve such transaction prior to committing the Company to such transaction. If advance approval is inadvertently not obtained, then the Audit Committee must ratify the Related Person Transaction or take other appropriate action. In making its determination, the Audit Committee will consider all relevant factors, including (i) the extent of the Related Person’s interest in the Related Person Transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the Related Person Transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) benefit to the Company, and (v) the aggregate value of the Related Person Transaction.

Related Person Transactions

Since the beginning of fiscal year 2014, there were no transactions with any Related Person requiring disclosure.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Beginning on page 22 of this proxy statement, we present specific information about the compensation for the fiscal year beginning July 1, 2013 through June 30, 2014 (fiscal year 2014) to the following individuals, whom we refer to as our named executives:

•

John J. Haley, President, Chief Executive Officer, Chairman of the Board and Director

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Roger F. Millay, Vice President and Chief Financial Officer

•

James K. Foreman, Managing Director, Exchange Solutions

•

Gene H. Wickes, Managing Director, Benefits

•

Patricia L. Guinn, Managing Director, Risk and Financial Services

This Compensation Discussion and Analysis provides you with an overview and analysis of (i) the compensation programs for our named executives; (ii) the decisions made with respect to the compensation of our named executives by the Compensation Committee (the “Committee”) of the Board of Directors under those programs, including material factors considered by the Committee; and (iii) the processes utilized by the Committee in making those decisions.

Executive Summary

2014 Business Highlights

In fiscal year 2014, although we experienced some pressure on revenues, we accomplished our organizational goals in building the foundation for long-term growth, consistent with our Growth Strategy.  We enhanced the capabilities of our OneExchange platform, re-aligned our Risk Consulting and Software business, and directed resources toward long-term growth initiatives.

About Our Growth Strategy

Our three-part Growth Strategy is focused on profitable growth. Organic growth relates to opportunities to expand our client base and capitalize on our existing businesses. Inorganic growth includes strategic moves that allow us to enter existing adjacent spaces, whether by adding scale to an existing business, helping us take our core services into new markets or establishing a new business. Innovation incorporates a disciplined approach to help us develop and deliver best-in-class client product and service offerings, beginning with ideas and business model designs, and progressing through acceptance testing and launch.

Key financial results are highlighted below:

In fiscal year 2014, we entered into an agreement to sell our Brokerage business to Jardine Lloyd Thompson Group plc. The financial results above reflect the reclassification of the operating results of our Brokerage business as discontinued operations in our consolidated statements of operations for fiscal years 2014, 2013, and 2012.

We use Adjusted Diluted EPS and Adjusted EBITDA (which are both non-U.S. GAAP measures) to eliminate the effect of acquisition-related expenses from the financial results of our operations.  A full discussion of our use of non-U.S. GAAP measures to provide a baseline for evaluating and comparing our operating results, and a reconciliation of Adjusted Diluted EPS to diluted EPS and of Adjusted EBITDA to net income before non-controlling interests, can be found at pages 49 – 52 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

Our strong performance track record and our discipline in managing costs is validated by the course of our Total Shareholder Return (TSR)—a meaningful measure of performance to our stockholders.  The table below shows Towers Watson’s comparative total return to stockholders from January 4, 2010, the first business day following the effective date of the merger of Watson Wyatt Worldwide, Inc. and Towers, Perrin, Forster & Crosby, Inc. (the “Merger”), through June 30, 2014.

*$100 invested on 1/4/10 in stock or 12/31/09 in index, including reinvestment of dividends. Fiscal year ending June 30.

	1/4/10	6/30/10	6/30/11	6/30/12	6/30/13	6/30/14
Towers Watson & Co.	$100.00	$77.96	$132.60	$121.67	$168.16	$214.70
NYSE Composite	$100.00	$91.14	$119.85	$115.40	$139.10	$170.75
Peer Group	$100.00	$96.64	$143.04	$143.95	$183.97	$229.59

The graph above depicts total cumulative stockholder return on $100 invested on January 4, 2010, in (i) Towers Watson & Co. common stock, (ii) the New York Stock Exchange Composite Index; and (iii) a peer group index comprised of the common stock of Aon Corporation and Marsh & McLennan Companies and certain publicly traded companies within the management consulting services standard industrial classification code having a reported market capitalization exceeding $150 million. The graphs assume reinvestment of dividends.

Companies included in the peer group index include: Accenture PLC, Aon Corporation, FTI Consulting Inc., Huron Consulting Group Inc.; Marsh & McLennan Companies; Maximus Inc.; Navigant Consulting Inc.; and The Corporate Executive Board Company. These peer companies are used for financial comparison purposes and differ from the peers we use for evaluating compensation levels as described under “Use of Peer Company Data” on page 31 of this CD&A.

2014 Executive Compensation Program Changes and Events

We remain focused on the continuous improvement of our executive compensation program to ensure alignment with our compensation philosophy, Growth Strategy and shareholder interests, as well as market best practices. To this end, the Committee made the following refinements for fiscal year 2014:

What’s Changed	How It’s Changed	Rationale for Change
Froze lump sum non-qualified pension benefit for the CEO	The lump sum benefit payable to Mr. Haley (upon retirement) attributable to his legacy Watson Wyatt service was frozen at its value as of June 30, 2013.	This change was made for retention purposes to mitigate an incentive for the CEO to retire if the value of his benefit were to decline due to interest rate increases.
Adopted new Non-Qualified Deferred Savings Plan with matching contribution in TW stock

A new Non-Qualified Deferred Savings Plan was put in place whereby all associate deferrals and discretionary Company matches are credited in Towers Watson stock units and will be paid in shares of Towers Watson stock.  This transitioned from the prior arrangement whereby all eligible associates received an annual cash distribution for the “missed” Company match related to compensation above IRS limits.  Effective January 1, 2014 under the new plan, eligible associates are required to make their own compensation deferrals in order to receive credit for the match.

This plan was adopted to provide participants a means to defer receipt of a portion of their compensation and to promote long-term alignment with the value of the underlying Company stock.
Peer Group Companies	Added Dun & Bradstreet, Equifax and Moody’s to peer group. The peer group is now comprised of 16 companies.	Provides more robust group from which to identify pay levels and trends among comparator companies.

About Our PVRSUs: The Primary Link to Performance and Pay

We only use one form of long-term incentive compensation in our executive compensation program at Towers Watson —PVRSUs or performance-vested restricted stock units. This means that all long-term incentive compensation is driven by Company financial and stock-price performance.

Executives become vested in a number of PVRSUs at the end of a three-year performance period, based on the achievement of specified performance goals.  Any PVRSUs that become vested are payable in shares of Class A Common Stock of the Company.  Dividend equivalents will accrue on the PVRSUs, but are only paid to the same extent and at the same time as the underlying shares vest.

The first time PVRSUs were granted was in July 2010 — shortly after Towers Watson was formed as a Company. In fiscal year 2014, our PVRSU grants were paid out at 108% of target for the July 1, 2011 to June 30, 2014 performance cycle. (See pages 38-39 for information about the number of shares acquired by our named executives and the value realized on vesting.)

2014 CEO Pay at a Glance

The significant majority of our CEO pay is variable and linked to drivers of financial performance and our Growth Strategy.  Mr. Haley’s total direct compensation (i.e., base salary, fiscal year-end bonus, and target value of PVRSUs) for fiscal year 2014 was approximately $4.9 million, a decrease of approximately 3% over last year. This decrease is attributable to a decline in Mr. Haley’s fiscal year-end bonus. The chart below shows the elements of CEO compensation awarded for the last three fiscal years and how the performance-based variable amount has changed as a percentage of total direct compensation.

“Say on Pay” Vote

In 2013, we provided our stockholders with the opportunity to approve, or to vote against, the compensation of our named executives, as required by the Dodd–Frank Wall Street Reform and Consumer Protection Act.  At our 2013 annual meeting, approximately 97% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our named executives.  Although this vote was non-binding, the Committee has considered, and will continue to consider, the results of this vote when making compensation decisions for our executive officers, although that consideration did not directly affect the Company’s executive compensation decisions or policies in fiscal year 2014.  The Company regularly engages with shareholders on a range of topics, including compensation. The Committee will continue to consider stockholder feedback and relevant competitive factors in determining compensation for our named executives.

Summary of Our Executive Compensation Practices

What We Do	What We Don’t Do

• Heavy emphasis on variable compensation	• No employment agreements with U.S. executive officers
• Performance-based long-term incentives	• No change-in-control severance agreements
• Stock ownership guidelines	• No golden parachutes
• Clawback and anti-hedging and anti-pledging policies	• No tax gross-ups
• Double-trigger equity vesting upon a change in control	• No significant perquisites

Our Executive Compensation Programs in Detail

Our Pay Philosophy

The Company’s executive compensation philosophy is summarized below:

Objectives

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Attract, motivate and retain the senior talent needed to ensure our success through the use of competitive compensation structures with strong links to Company and individual performance

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Align executive compensation with our overall business strategies and values

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Focus executives on creating long-term stockholder value

Pay Positioning

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Total cash (base salary and fiscal year-end bonus) is at the market median of our peer group

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Total direct compensation (base salary, fiscal year-end bonus and target value of PVRSUs) is between the 25th and 50th percentile of our peer group

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Take into account the impact of pension value in positioning total direct compensation

Pay Mix

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Use a mix of fixed and variable pay to balance our objectives, competitive practice and specific roles in the organization

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Align the financial interests of our executives with those of our stockholders via long-term incentive awards and stock ownership guidelines

Our philosophy is supported by the following elements in our executive compensation program:

Element	Form	Purpose
Base Salary	Cash (Fixed)	Provides a competitive level of pay that reflects the executive’s experience, role and responsibilities
Fiscal Year-End Bonus	Cash (Performance-Based Variable)	Rewards achievement of individual, business segment/function and/or overall Company results for the most recently completed fiscal year
Long-Term Incentive Compensation: PVRSUs	Equity (Performance-Based Variable)	Drives financial performance that links to long-term value creation and business strategies

The charts below show that most of our named executives’ total direct compensation is variable (80% for our CEO and an average of 68% for our other named executives) based upon actual fiscal year 2014 compensation.

Base Salary

The Committee reviews and approves base salary levels and potential changes at the beginning of each fiscal year, which changes (if any) become effective on October 1 of that year.  Base salary decisions generally reflect the Committee’s consideration of median compensation data of our peer group for comparable positions, published survey data, and subjective factors including the individual’s experience and past performance.

For fiscal year 2014, the Committee determined not to increase base salaries for any of the named executives other than Mr. Wickes, whose base salary was increased to achieve improved internal alignment with the other named executives.  The principal factors that the Committee considered in leaving base salaries unchanged for the other named executives were a desire to be conservative in relation to fixed compensation, to maintain the stated pay positioning relative to salary levels of comparable executives in the Company’s peer group, and in recognition of the current business environment.

Fiscal Year-End Bonuses

The Company’s named executives participate in an annual fiscal year-end bonus program, which is administered under the stockholder-approved Towers Watson & Co. Incentive Compensation Plan.  Pursuant to this program, for fiscal year 2014, the Committee established each named executive’s bonus target as a percentage of base salary.  These levels were designed to result in target total cash compensation at the market median, while also taking into account internal pay equity considerations across the Company’s operations.

Name	Target Bonus as a Percentage of Base Salary	Target Bonus ($)	Actual Bonus ($)	Actual Bonus as a Percentage of Target Bonus
Mr. Haley	125%	$1,226,250	$1,500,000	122%
Mr. Millay	80%	$480,000	$525,000	109%
Mr. Foreman	80%	$492,000	$550,000	112%
Mr. Wickes	80%	$492,000	$550,000	112%
Ms. Guinn	80%	$428,000	$400,000	93%

Fiscal year-end bonuses are awarded as a percentage of target and are discretionarily determined, guided by a framework designed to consider both quantitative and qualitative outcomes against goals.  Goals are developed at the beginning of the fiscal year for each named executive based upon the business conditions and areas of opportunity that exist.

The following sections discuss the criteria upon which the CEO and other named executive bonuses were determined by the Committee for fiscal year 2014.

CEO Bonus: Performance Results

The principal factors taken into account by the Committee in determining Mr. Haley’s fiscal year 2014 bonus were his performance against the below-described financial quantitative and strategic qualitative goals, with no specific weighting assigned to any specific metric or goal.

Financial results play a significant role in the determination of the CEO’s bonus.  The Company exceeded its earnings per share (“EPS”) goal but did not meet its revenue goal.  The financial goals that the Committee considered were:

Financial Goals	Result
Adjusted Diluted EPS* of $5.32**	$5.76
Revenue of $3.543 Billion**	$3.482 Billion

*

We use Adjusted Diluted EPS (a non-U.S. GAAP measure) to eliminate the effect of acquisition-related expenses from the financial results of our operations.  A full discussion of our use of non-U.S. GAAP measures to provide a baseline for evaluating and comparing our operating results, and a reconciliation of Adjusted Diluted EPS to diluted EPS, can be found at pages 49 – 52 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

**

Adjusted to reflect the reclassification of the operating results of our Brokerage business as discontinued operations following the sale of our Brokerage business as described above.

The Committee also evaluated Mr. Haley’s performance against a number of qualitative goals, including:

Qualitative Goals	Key Goals	Performance Highlights
Growth Strategy	• Generate short-term and long-term growth using a balanced strategy of organic growth, innovation, and acquisitions

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Mr. Haley led the launch of a multi-year campaign to align associates broadly with the Company’s Growth Strategy.

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Mr. Haley oversaw the reorganization and integration of activities under the health exchange business, creating a unified segment leadership team resulting in strong results.

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He also led the completion of the sale of the Company’s Brokerage business and has experienced continuous improvement in managing general and administrative expenses during fiscal year 2014.

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Mr. Haley also played an active role in the acquisition of Liazon Corporation, which has positioned the Company to more quickly bring its OneExchange Active solution to mid-market employers.

Risk management	• Monitor and ensure effective risk management

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Mr. Haley oversaw the completion of over 200 Professional Excellence reviews with more than 80% having exceeded anticipated levels of success.

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He also oversaw the implementation of new risk management controls developed or adapted for newly acquired lines of business and functions not previously reviewed and new collaboration tools launched to enhance risk compliance.

Succession planning	• Ensure Towers Watson has a robust bench of potential leaders to take on executive roles

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Mr. Haley has continued to monitor executive leaders against previously established development plans related to succession planning. In fiscal year 2014, he completed a succession planning review of key corporate function talent.

Inclusion and Diversity (I&D)	• Advance leader and associate engagement on I&D as an important business imperative

•

Mr. Haley has led efforts resulting in the participation of more than 600 leaders in specific training programs. Senior leaders subsequently developed individual goals for team members that are considered in their performance assessments.  A number of Associate Resource Communities, which are company-sponsored and voluntary associations for Towers Watson associates with common interests, have been developed and are being expanded.

Given the solid overall financial results in a challenging market for professional services, as well as progress made on the many longer term, strategic efforts as noted above, and the growth demonstrated as compared to our competitors, the Committee recommended a bonus for Mr. Haley of 122% of target.  This amount was subsequently confirmed by the Board of Directors.

Other Named Executives’ Bonuses: Performance Results

Towers Watson uses a scorecard approach within the bonus program framework to assess performance on an annual basis. All Towers Watson associates, including our named executives other than the CEO, use the scorecard in setting goals at the beginning of each fiscal year across four key performance areas. The four focus areas are based upon pre-established objectives that reflect both Company-wide (“Enterprise”) accountabilities and segment- or region-specific results (“Line of Sight”).

A named executive’s actual bonus recommendation is then determined by Mr. Haley based on an evaluation of Company, region/segment (if applicable) and individual performance versus the weighted objectives. While this process reflects a methodical approach to evaluating the job performance of our named executives, achievement of these goals is evaluated subjectively, and the amount of fiscal year-end bonuses awarded as a percentage of target is discretionarily determined.

In determining bonus payments for fiscal year 2014 for the named executives, the Committee asked for recommendations from Mr. Haley. In making his recommendations for the named executives, Mr. Haley reviewed the performance of each of the named executives against his or her individual, business segment/region/function and overall Company goals for the fiscal year.  Mr. Haley discussed each recommendation with the Committee, which has final authority to determine the actual bonus amounts.

In addition to the overall financial performance of the Company during the fiscal year, the bonus recommendations provided to the Committee by Mr. Haley took into account the qualitative assessment described below of each named executive’s performance during the fiscal year:

Named Executive	Weighting	Performance Highlights
Mr. Millay (Chief Financial Officer)	100% Enterprise

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Provided disciplined leadership and focus to important cost management/reduction efforts across the Company.

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Made significant progress in stabilizing and enhancing the global Finance function processes and organization.

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Played a key role in effective investor outreach.

Given the solid financial results of Towers Watson, as well as progress made on several strategic efforts as noted above, Mr. Haley recommended, and the Committee approved, a bonus for Mr. Millay of 109% of target.

Mr. Foreman (Segment Leader, Exchange Solutions)	40% Line of Sight 60% Enterprise

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Transitioned successfully into a new executive leadership role mid-year, establishing a new leadership structure for Exchange Solutions and leading the development of the stated vision for OneExchange.

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Played an active role in the acquisition and integration of Liazon Corporation.

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Led Exchange Solutions segment to strong results during the fiscal year, with revenue growth of 50% and an increase in net operating income of 12%.

•

Provided executive and market oversight for the launch of Longitude, a turnkey retiree medical exit solution.

Given the solid financial results of Towers Watson, as well as progress made in the critical Exchange Solutions segment as noted above, Mr. Haley recommended, and the Committee approved, a bonus for Mr. Foreman of 112% of target.

Named Executive	Weighting	Performance Highlights
Mr. Wickes (Segment Leader, Benefits)	40% Line of Sight 60% Enterprise

•

Managed to achieve revenue (down 1%) and operating profitability (down 3%) on par with that of the prior fiscal year’s historically high levels, in a challenging market environment, particularly in the Europe, Middle East and Africa (“EMEA”) region.

•

Provided active leadership support in new business situations and helped the Benefits Segment to achieve market share growth even in mature markets such as North America Retirement

•

Contributed actively to the long-term growth of the Company through his involvement in the development of OneExchange and in the expansion of Towers Watson’s global Health and Group Benefits business.

Given the solid financial results of Towers Watson, as well as the leadership contributions made on several strategic efforts as noted above, Mr. Haley recommended, and the Committee approved, a bonus for Mr. Wickes of 112% of target.

Ms. Guinn (Segment Leader, Risk and Financial Services)

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Closed the sale of the Brokerage business and ensured an orderly transition to acquirer.

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Oversaw the restructuring of the Risk Consulting and Software (RCS) business in order to align the cost base with expected market demand.

•

Although segment revenues declined over prior year, operating profit margins exceeded target, a notable accomplishment in challenging market conditions.

Given the solid financial results of Towers Watson, and noting the overall Line of Sight performance, Mr. Haley recommended, and the Committee approved, a bonus for Ms. Guinn of 93% of target.

Long-Term Incentive Compensation: PVRSUs

The Company’s named executives participate in the stockholder-approved 2009 Long-Term Incentive Plan. Towers Watson uses only one form of long-term compensation in our executive compensation program—PVRSUs or performance vested restricted stock units. This means that long-term incentive compensation is 100% linked to Company financial performance and stock price. Executives become vested in a number of PVRSUs at the end of a three-year performance period, based on the achievement of specified performance goals.

For the 2014-2016 performance period, the Committee established each named executive’s award opportunity as a percentage of base salary.  Individual target grant amounts, based on the grant date fair value, were set at 245% of base salary for the Chairman and Chief Executive Officer and 125% of base salary for the other named executives and are unchanged from fiscal year 2013. These levels were designed to result in target total direct compensation (base salary, fiscal year-end bonuses, and target value of PVRSUs) between the 25th and 50th percentile of our peer group.

Awards Granted for the 2014 – 2016 Performance Period

The Committee specified two distinct performance metrics for PVRSUs granted to the Company’s named executives for the 2014-2016 performance period: organic revenue growth (based on fiscal year 2016 revenue versus fiscal year 2013 revenue) as the primary metric and average three-year adjusted earnings per share (“Adjusted EPS”) as a modifier. These metrics were selected to focus our named executives on driving profitable organic revenue growth, while also maintaining stable profit margins at a relatively high level.

The actual number of PVRSUs that will vest and become payable is first determined by applying a performance factor based on organic revenue achievement to the target number of PVRSUs. The number of PVRSUs earned based on organic revenue achievement is then further adjusted by the Adjusted EPS performance factor.  The Adjusted EPS results used as a modifier were increased in fiscal year 2014 over the goals established for PVRSUs granted in the prior fiscal year to a targeted three-year average of $6.05. Named executives may therefore earn between zero (if the minimum threshold for either metric is not achieved) and 204% of their target number of PVRSUs for the 2014-2016 performance period.

Organic Revenue Growth		Adjusted EPS		Total Award Opportunity (as a Percentage of Target)
Potential Achievement	Performance Factor	Potential Achievement	Performance Factor
<106.5%	0%	<$5.81	0%	0%
111.5%	100%	$6.05	100%	100%
117.5%	170%	$6.22	120%	204%

See pages 35 - 36 related to the table on Grants of Plan-Based Awards in Fiscal Year 2014 for more information on the target performance goals and the formula to be used to determine the amount payable based on results for the 2014-2016 performance period.

The Committee has the authority to exercise negative discretion in determining the number of PVRSUs that become vested and payable at the end of the performance period to each named executive.

Named executives generally will forfeit unvested PVRSUs upon a termination of employment prior to the end of the performance period.  However, in all jurisdictions in which a benefit can lawfully be conditioned on age and/or years of service, the awards will continue to vest following a “qualifying retirement”, subject to (i) the performance conditions with respect to the PVRSUs; (ii) compliance with certain non-competition obligations; and (iii) completion of the first fiscal year (July 1 to June 30) of service during the performance period at or before the date of retirement.

Other Pay Programs and Policies

Clawback and Hedging Policies

The Company has adopted a formal “clawback” policy applicable to annual and long-term performance-based incentive awards made to its executive officers.  Under this policy, the Company will, to the extent permitted by governing law, seek to recoup performance-based compensation paid to its executive officers to the extent that such compensation was based on financial results that the Company is required to restate as a result of non-compliance with applicable accounting standards as generally applied.  The Company also may seek to recoup such compensation, to the extent permitted by governing law and determined appropriate by the Committee, in the event that the Company is required to restate its financial results as a result of misconduct on the part of any participant in such compensation arrangement or in the event that incorrect financial information was used in the determination of such compensation (regardless of whether such incorrect information results in a restatement of the Company’s financial results).

In addition, under our insider trading policy, an officer, member of the Board of Directors or designated insider may not engage in short selling Company common stock at any time. Such individuals are prohibited from hedging and from using instruments or arrangements for margin borrowing or stock lending, pledging or placing any “stop loss” orders or any other “limit order” in relation to securities of the Company.

Stock Ownership Guidelines

Our stock ownership guidelines are intended to align associates’ financial interest with the interests of other stockholders and the Company.

The stock ownership guidelines are expressed as a multiple of base salary.  Mr. Haley’s ownership requirement is five times his base salary. The ownership requirement for the other named executives is two times their respective base salaries.  The aforementioned guidelines are prorated over the first six years of employment with Towers Watson as measured beginning July 1, 2010.  Each of our named executives had satisfied his or her guideline as of June 30, 2014, and owned substantially more stock than required by the guidelines.

Retirement and Savings Plans

Each of the named executives participates in a defined benefit plan sponsored by the Company that is available to associates in the United States.  The Company’s sponsorship of such plans is consistent with its belief that defined benefit plans continue to represent a crucial and viable means to provide for the future retirement security of our associates and to encourage sustained service with the Company.  When the Committee assesses the competitiveness of executive compensation, it takes into account the impact of changes in pension value to positioning of total direct compensation. More details regarding the defined benefit plans are included in the discussion following the Pension Benefits table on pages 39-40.  Each of our named executives is also eligible to participate in a 401(k) plan that is available to associates in the United States.

The Towers Watson defined benefit plans provide benefits using a stable value formula for service rendered on or after January 1, 2012.  Under this formula, the qualified and supplemental non-qualified plans will provide each eligible participant with a lump sum benefit payable at age 65 equal to 15 percent of each covered year’s pay up to the Social Security wage base, and 20 percent of each covered year’s pay in excess of the wage base, with pay for these purposes consisting of salary, bonuses and, for non-executives, any overtime wages.  The lump sum will be reduced for benefit commencement prior to age 62. Participants in the qualified pension plan may, in most instances, choose to receive the value of their lump sum benefit as an annuity at the time of retirement.

On August 16, 2013, the Committee recommended, and the Board (with Mr. Haley recusing himself) approved, freezing the portion of the lump sum benefit payable to Mr. Haley upon his retirement under the non-qualified defined benefit plan attributable to his accrued benefit under the legacy Watson Wyatt formula at $17,597,266, its value as of June 30, 2013.  The Committee recommended this change as a retention tool, because, otherwise, Mr. Haley could have been incentivized to retire if he believed interest rates would increase (which would cause the lump sum value of his benefit to decline).  This benefit is subject to applicable tax withholding.  Mr. Haley will also continue to be entitled to any benefits earned under the non-qualified defined benefit plan stable value formula attributable to his service after January 1, 2012.  Additional information on the legacy Watson Wyatt benefit under the non-qualified defined benefit plan is included in the discussion following the Pension Benefits Table on pages 39-40.

Non-Qualified Deferred Savings Plan for U.S. Employees

On November 14, 2013, the Compensation Committee approved the Towers Watson Non-Qualified Deferred Savings Plan for U.S. Employees (the “Towers Watson Deferred Savings Plan”).  The Towers Watson Deferred Savings Plan is an unfunded deferred compensation plan for select management and other highly-compensated associates, including the Company’s executive officers.  The purpose of the Towers Watson Deferred Savings Plan is to provide a select group of associates who contribute significantly to the future success of the Company with a means to defer receipt of a portion of their compensation, and potentially to receive a discretionary matching contribution from the Company.  All associate deferrals, and all Company matches, are credited in the form of Company stock units and will be paid in shares of Company stock under the Towers Watson & Co. 2009 Long Term Incentive Plan.  As a result, the value of the notional account is aligned with the value of the Company’s underlying stock.  Payments will be made on the first business day of the month following the date that is six months after the participant’s separation from service.  This transitioned from the prior arrangement whereby all eligible associates received an annual cash distribution for the “missed” Company match related to compensation above IRS limits.  Effective January 1, 2014 under the new Towers Watson Deferred Savings Plan, eligible associates are required to make their own compensation deferrals in order to receive credit for the match.

Employee Welfare Benefit Plans

Our named executives are eligible to participate in the medical, life insurance and other welfare benefits available to all other associates.  There are no special medical plans or other welfare plans for our named executives, except that the named executives are covered by an officers’ and directors’ liability policy that the Company provides only to certain of its senior executives and its non-employee directors.

Severance and Other Benefits

The Company has not entered into employment agreements or change-in-control severance agreements with its named executives and does not provide any form of tax gross-ups or significant perquisites.  Named executives are eligible for the same severance pay plan as all U.S.-based associates.  The plan provides for severance pay in an amount equal to three weeks’ base pay for each completed year of the named executive’s service, plus twelve weeks, up to a maximum of 44 weeks’ pay, payable in a lump sum upon termination.

Tax and Accounting Treatments of Elements of Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) disallows a tax deduction for the Company for compensation paid to certain executives exceeding $1 million in any taxable year, excluding compensation that is considered to be “performance based.”  A nnual fiscal year-end bonuses paid to senior executives and PVRSUs may qualify as “performance-based compensation” that is not counted toward the $1 million limitation on deductibility of compensation ..  However, the rules and regulations promulgated under Section 162(m) of the Code are complicated and subject to change from time to time, sometimes with retroactive effect.  In addition, a number of requirements must be met in order for particular compensation to so qualify.  As such, there can be no assurance that any compensation will be deductible under all circumstances.

At the beginning of fiscal year 2014, the Committee established the maximum annual bonus award as 2.5 percent of net income for the fiscal year in the case of the CEO and 1.5 percent of net income for each other named executive.  For fiscal year 2014, the Committee certified the amount of net income as defined under the plan for the performance period and each participant’s maximum award under the plan, and determined each participant’s actual award as described above, exercising discretion so that the bonuses actually paid were well below the maximum incentive awards permissible under the performance goals.

As a result, it is expected that the 2014 fiscal year-end bonuses paid to the named executives under the Incentive Compensation Plan will not be counted toward the $1 million limitation on deductibility of compensation .  Likewise, because they were granted under a stockholder-approved plan and other requirements were satisfied, it is expected that the PVRSUs awarded to the named executives will not be subject to the $1 million limitation on deductibility of compensation.

Compensation Decision Process and Methodology

Role of the Committee

The Committee is responsible for evaluating the compensation levels for each of the named executives and for administering the Company’s executive compensation program.  The Committee reviews and approves all components of executive compensation for the named executives. Each year, the Committee reviews and approves the corporate goals and key objectives related to the compensation of the CEO and reviews the key objectives of the named executives and evaluates their performance in light of those goals and objectives. In addition, the Committee reviews a pay-for-performance assessment of the CEO that includes a review of the Company’s financial performance versus the peer group (as described below) over a one- and three-year period.  The following metrics are reviewed for the Company and the peer group:

•

Revenue growth

•

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) (growth and margin)

•

Net Income growth

•

EPS growth

•

Total Shareholder Return (stock price plus dividends)

In reviewing the Company’s pay programs, the Committee considers whether the programs encourage unnecessary or excessive risk taking that might have an adverse impact on the Company and has determined that the Company’s compensation programs do not create risks that are reasonably likely to result in a material adverse impact to the Company.

Role of Internal and External Compensation Consultants

The Committee has engaged Compensation Advisory Partners, LLC (“CAP”) as its compensation consultant to support its responsibilities. CAP’s work is performed directly under the guidance of the Committee, in cooperation with management, to assist the Committee with executing its executive compensation-related responsibilities.  In such role, CAP serves as an objective third-party advisor in assessing the reasonableness of compensation levels and the appropriateness of the design of the Company’s evolving executive compensation program structure.  The Committee has the sole authority to retain and terminate the services of CAP.

In fiscal year 2014, CAP supported the Committee by:

•

Conducting a competitive review and analysis of the Company’s current executive compensation program in comparison to competitive market survey data and executive pay and performance at a specified peer group of companies, for reference in determining the appropriate levels for future long-term incentive awards and in making fiscal year 2014 compensation decisions;

•

Performing a comprehensive risk assessment of the Company’s executive compensation plans, practices and policies for the purpose of confirming/evaluating whether the Company’s executive compensation program is sufficiently balanced and does not create incentives for excessive risk taking;

•

Recommending and evaluating companies to be included in the Committee’s peer group;

•

Reviewing competitive long-term incentive practices and goals set for the fiscal year 2014 PVRSU awards;

•

Providing information on executive compensation trends, as requested; and

•

Participating in many of the Committee’s meetings and conference calls (there were six such meetings or calls during fiscal year 2014) and, when requested by the Committee chair, in the Committee’s executive sessions.

Also, for the fiscal year ended June 30, 2014, the Company’s Human Resources department used internal Company executive compensation consultants to provide various services. These services included assisting in recommending financial and other targets to be achieved under the Company’s compensation and incentive programs and in preparing analyses of financial data, peer group comparisons and other briefing materials for management’s review, which information was ultimately shared with the Committee.

The Committee has assessed the independence of CAP, considering the following six factors and other factors that it deemed relevant: (1) the absence of other services provided to the Company by CAP; (2) the amount of fees paid by the Company to CAP as a percentage of CAP’s total revenue; (3) the policies or procedures maintained by CAP that are designed to prevent conflicts of interest; (4) the absence of any business or personal relationships between the individual employees of CAP involved in the engagement and a member of the Committee; (5) the absence of any Company stock owned by CAP’s employees involved in the engagement; and (6) the absence of any business or personal relationships between our executive officers and CAP or the employees of CAP involved in the engagement.

The Role of the CEO and Management

The CEO does not participate in the Committee’s determination of his own compensation. However, he makes recommendations to the Committee for each of the other named executives. The CEO bases these recommendations on his assessment of each executive’s performance, as well as business segment/region/function and overall Company goals for the fiscal year as described above.  The Committee reviews the CEO’s recommendations, makes adjustments as it determines appropriate, and approves compensation at its sole discretion.

Use of Peer Company Data

In making its determinations for fiscal year 2014, the Committee relied on publicly available information for a select group of peer companies, commissioned compensation survey data and its own knowledge of the market for key executives.  The peer group was selected by the Committee based on the recommendations of CAP and input from management on the comparability of the business operations of potential peer group companies.  Information about the peer group companies was used to inform decisions regarding the assessment of competitive pay levels and mix, annual performance/merit driven compensation and future program design.

The peer group companies include those few public companies with human resources consulting lines of business.  Because many of the Company’s direct competitors are privately owned (e.g., the Hay Group) or are subsidiaries of larger public companies (e.g., Mercer Human Resource Consulting, Aon Hewitt and Buck Consultants), the number of direct competitors for which public information is available for peer group comparison is limited.  Therefore, additional peer group companies in other industries were selected using the following criteria:

•

Reasonably comparable size (based on revenue and market capitalization);

•

Positive EBITDA;

•

High human capital/low financial capital business model; and

•

Global reach.

For conducting a competitive assessment of the compensation levels of each of its named executives for fiscal year 2014, the Committee approved an updated peer group of sixteen companies, as follows:

•

AllianceBernstein Holdings L.P.

•

Aon plc*

•

Arthur J. Gallagher & Co.

•

Booz Allen Hamilton Holding Corporation

•

CACI International Inc.

•

Cognizant Technologies Solutions

•

Dun & Bradstreet, Inc.

•

Equifax Inc.

• FTI Consulting, Inc. • Gartner, Inc. • Marsh & McLennan Companies, Inc.* • Moody’s Corporation • Paychex, Inc. • Robert Half International Inc. • Unisys • Willis Group Holdings Plc.

*

The full peer group is used while examining pay levels, while these direct competitors (Aon plc and Marsh & McLennan Companies, Inc.) receive greater focus for pay practice information (i.e., the specific mix of compensation including base, bonus, long term incentives, etc.) relating to the CEOs of their relevant subsidiaries, Aon Hewitt and Mercer Human Resource Consulting, respectively.

Dun & Bradstreet, Equifax and Moody’s were added in order to provide a more robust group of peers from which to review trends and pay practices.  Towers Watson continues to approximate the median in terms of revenues and is near the 75th percentile in terms of market capitalization among this peer group.  The competitive assessment performed by CAP at the beginning of the fiscal year, using publicly-disclosed compensation data from the Company’s peer group, as well as published survey data then available, indicated that overall, the Towers Watson executives’ target total direct compensation (target total cash plus target long-term incentive opportunity) was positioned near the 25th percentile for most of the executives, including the CEO.

COMPENSATION COMMITTEE REPORT

Our Committee is composed of four independent Directors, each of whom meets the independence requirements of the NYSE and NASDAQ listing standards and the rules and regulations of the SEC.  The Compensation Committee operates under a written charter adopted by the Board.  Our charter can be viewed on the Company’s website (www.towerswatson.com) in the Investor Relations section.

We have reviewed and discussed the Compensation Discussion and Analysis (CD&A) with the CEO and CFO.  Based upon our review and such discussion, we recommended to the Board that the CD&A be included in the Proxy Statement.

THE COMPENSATION COMMITTEE:

Gilbert T. Ray (Chair)

Linda D. Rabbitt

Brendan R. O’Neill

Wilhelm Zeller

Compensation of Executive Officers

General Overview

The tables and narratives set forth below provide specified information concerning the compensation of our named executives.  The Summary Compensation Table below reports compensation paid or accrued by Towers Watson with respect to services rendered to Towers Watson for the fiscal year ended June 30, 2014 and the two prior fiscal years.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Change in Pension Value and Non-Equity Nonqualified Deferred Compensation Earnings ($)(4)	All other Compensation ($)(5)	Total ($)
John J. Haley	2014	$981,000	$1,500,000	$2,403,401	$1,811,884	$114,954	$6,811,239
President, Chief Executive	2013	981,000	1,656,000	2,403,434	680,005	112,692	5,833,131
Officer, Chairman of the Board and Director	2012	973,650	1,594,125	2,158,156	2,815,354	76,228	7,617,513

Roger F. Millay	2014	600,000	525,000	749,984	259,957	61,443	2,196,384
Vice President and Chief Financial	2013	600,000	575,000	749,957	188,360	53,649	2,166,966
Officer	2012	587,500	565,000	599,965	301,686	54,417	2,108,568

James K. Foreman	2014	615,000	550,000	768,728	416,541	53,605	2,403,874
Managing Director, Exchange	2013	615,000	650,000	768,736	229,185	50,818	2,313,739
Solutions	2012	611,250	640,000	614,984	448,164	107,684	2,422,082

Gene H. Wickes	2014	608,750	550,000	768,728	439,470	64,017	2,430,965
Managing Director, Benefits	2013	590,000	635,000	737,456	859,928	60,226	2,882,610
	2012	586,250	600,000	589,990	1,015,647	46,289	2,838,176

Patricia L. Guinn,	2014	535,000	400,000	668,653	953,365	46,224	2,603,242
Managing Director, Risk and	2013	535,000	450,000	668,728	1,245,805	52,768	2,952,301
Financial Services	2012	530,000	500,000	534,958	760,213	94,719	2,419,890

(1)	Salary adjustments become effective on October 1 of each fiscal year. The Committee decided not to adjust the base salaries for Messrs. Haley, Millay and Foreman and Ms. Guinn in fiscal year 2014.

(2)

Reflects the value of fiscal year-end bonuses earned during the applicable fiscal year and which were paid in the following fiscal year (e.g., bonuses earned in fiscal year 2014 were paid in September 2014 and are reported in the row for fiscal year 2014).  The fiscal year-end bonus program is a discretionary bonus program, which is designed to reward achievement of individual, business segment/function and/or overall results for the Company during the fiscal year.  For fiscal year 2014, Mr. Haley’s target bonus was 125 percent of his base salary, and the target bonus for Messrs. Millay, Foreman and Wickes and Ms. Guinn was 80 percent of base salary, in each case at the rate in effect at the end of the fiscal year.  The amount of the bonus awarded as a percentage of target was discretionarily determined at fiscal year-end by the Committee based on the achievement of individual, business segment/function and/or overall results for the Company during the fiscal year, as described above in the Compensation Discussion and Analysis.

(3)

For fiscal year 2014, amounts shown represent the aggregate target grant date fair value under applicable accounting standards of PVRSU awards under the Company’s 2009 Long Term Incentive Plan, as discussed in Note 15 to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014.  The aggregate grant date fair value of the 2014 PVRSU awards, assuming the maximum level of achievement of the performance metrics over the three-year performance period beginning July 1, 2013 and ending June 30, 2016, is $4,902,938 for Mr. Haley, $1,529,967 for Mr. Millay, $1,568,205 for Mr. Foreman, $1,568,205 for Mr. Wickes and $1,364,052 for Ms. Guinn.

(4)

This column reflects any aggregate increase in actuarial present values of accumulated benefits during the relevant fiscal year for the named executives under the Towers Watson Pension Plan and the Towers Watson SERP.  Any increase in actuarial present value was determined using assumptions that are the same as those used in Towers Watson’s financial statements for the fiscal year ended June 30, 2014, except that retirement is assumed to occur at the earliest unreduced retirement age for the named executives, and no pre-retirement terminations or deaths are assumed to occur.

The earliest unreduced retirement age for Messrs. Millay and Wickes is age 62.  The earliest unreduced retirement age assumed for Mr. Foreman and Ms. Guinn is age 60 because the majority of their accrued benefits are unreduced at age 60.  The earliest unreduced retirement age for Mr. Haley is his current age because he was over age 62 at the end of the fiscal year.

The increases in the actuarial present values for Messrs. Haley, Millay, Foreman and Wickes and Ms. Guinn for fiscal year 2014 of $1,810,575, $259,814, $416,541, $438,959 and $953,365, respectively, can be attributed to several factors.  First, the freezing of Mr. Haley’s lump sum value from the legacy Watson Wyatt formula of the Towers Watson SERP increased his present value by $1,281,815.  Second, assumption changes made by Towers Watson for financial reporting purposes affected the present values.  The assumed discount rate used to determine the value of benefits changed from 5.50 percent to 5.00 percent for benefits from the Towers Watson Pension Plan and from 5.25 percent to 4.75 percent for the Towers Watson SERP.  The discount rate changes had the effect of increasing the present values.  The assumed interest rate for estimating the lump sum value of the Towers Watson SERP benefits payable at retirement was changed from 1.50 percent, 2.00 percent, 2.50 percent and 3.00 percent for retirements in fiscal year 2014, 2015, 2016 and 2017 and thereafter, respectively, to 1.75 percent, 2.25 percent, 2.75 percent and 3.00 percent for retirements in fiscal year 2015, 2016, 2017 and 2018 and thereafter, respectively.  The assumption changes increased the actuarial present value amounts by $96,932 for Mr. Haley, $38,849 for Mr. Millay, $103,258 for Mr. Foreman and $380,911 for Ms. Guinn, and decreased the actuarial present value amounts by $54,382 for Mr. Wickes.  Third, each of the named executives accrued an additional year of service, which increased the present values by $479,112 for Mr. Haley, $167,082 for Mr. Millay, $162,231 for Mr. Foreman, $221,352 for Mr. Wickes and $152,824 for Ms. Guinn.  Fourth, the passage of time means that Messrs. Millay, Foreman and Wickes and Ms. Guinn are all one year closer to their assumed retirement dates and therefore payment of benefits, resulting in increases to the actuarial present value.  For Mr. Haley, the passage of time results in a decrease to the actuarial present value because his benefit was assumed to have commenced and he has foregone receipt of benefits because of his continued employment.

For fiscal year 2014, the above-market interest accrued on the balance in the Deferred Savings Plan for U.S. Employees of Watson Wyatt & Company (which we refer to as the “Watson Wyatt Deferred Savings Plan”) is $1,309 for Mr. Haley, $143 for Mr. Millay and $511 for Mr. Wickes, respectively.  Interest is considered above-market to the extent it exceeds 120 percent of the applicable federal long-term rate.  Nonqualified deferred compensation earnings and account balances under the Watson Wyatt Deferred Savings Plan are disclosed in the Nonqualified Deferred Compensation table of this proxy statement.

(5)

For the fiscal year ended June 30, 2014, all other compensation consists of (a) Company matching contributions made to a Towers Watson qualified savings plan in the amount of $10,400 for each of Messrs. Haley, Millay and Wickes and Ms. Guinn and $10,200 for Mr. Foreman; (b) supplemental excess match payments attributable to a defined contribution supplemental executive retirement plan intended to replace benefits lost under the qualified savings plan as a result of Internal Revenue Code limits in the amount of $95,280 for Mr. Haley, $36,800 for Mr. Millay, $40,400 for Mr. Foreman, $39,050 for Mr. Wickes, and $29,200 for Ms. Guinn; (c) Company matching contributions made in the form of fully vested restricted stock units to a new defined contribution supplemental executive retirement plan in the amount of $9,220 for Mr. Haley, $1,600 for Mr. Millay, $1,900 for Mr. Foreman, $1,900 for Mr. Wickes, and $300 for Ms. Guinn; (d) premiums paid for group term life insurance in the amount of $54 for Mr. Haley and $1,080 for each of Messrs. Millay, Foreman and Wickes and Ms. Guinn; and (e) other miscellaneous compensation, including payment for the cash out or sale back to the Company of excess unused paid time off (all U.S.-based associates are subject to the same paid time off limits) in the amount of $11,563 for Mr. Millay, $25 for Mr. Foreman, $11,587 for Mr. Wickes and $5,244 for Ms. Guinn.

Towers Watson provides no perquisites or other personal benefits having an aggregate incremental cost for any named executive in excess of $10,000, and as a result, the value of any such perquisites or other personal benefits is not included in this column.

Grants of Plan-Based Awards in Fiscal Year 2014

The table below shows the PVRSUs that were granted to each of the named executives during fiscal year 2014 under the Company’s 2009 Long Term Incentive Plan.

Estimated Future Payouts Under Equity Incentive Plan Awards

Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock Awards ($)
John J. Haley	9/25/2013	2,270	22,695	46,298	$2,403,401
Roger F. Millay	9/25/2013	709	7,082	14,448	749,984
James K. Foreman	9/25/2013	726	7,259	14,809	768,728
Gene H. Wickes	9/25/2013	726	7,259	14,809	768,728
Patricia L. Guinn	9/25/2013	632	6,314	12,881	668,653

Amounts shown under the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent threshold, target and maximum number of PVRSU Awards that may be earned (that is, become vested) under the Company’s 2009 Long Term Incentive Plan following the end of the three-year performance period beginning July 1, 2013 and ending June 30, 2016.  Amounts actually earned are payable in shares of Company stock.  Dividend equivalents are accrued during the performance period for outstanding awards but are only paid out when and to the extent such awards are earned.  See a discussion of the PVRSU Awards in the Compensation Discussion and Analysis beginning on page 27 of this disclosure.

For the fiscal year 2014 PVRSU Awards, the Committee established organic revenue growth during the performance period (based on fiscal year 2016 revenue versus fiscal year 2013 revenue on a constant currency basis) and three-year average adjusted EPS as the performance metrics for the PVRSU Awards.  For the fiscal 2014 through 2016 performance period, the number of PVRSUs that may become vested and payable pursuant to the Award shall be determined as the product of multiplying items (a), (b) and (c) below, where:

(a)

is the target number of PVRSUs subject to the Award;

(b)

is the contingent percentage (as set forth in Table A) that corresponds to the percentage change in Company revenue achieved over the performance period; and

(c)

is the three-year average adjusted EPS multiplier (as set forth in Table B) that corresponds to the average adjusted EPS over the three-year performance period ending June 30, 2016.

Table A

Fiscal Year 2016 Company Revenue as a Percentage of Fiscal Year 2013 Company Revenue	Contingent Percentage of Award Earned
≥ 117.5%	170%
≥ 115.5%	140%
≥ 113.5%	120%
≥ 111.5%	100%
≥ 109.5%	90%
≥ 108.5%	75%
≥ 107.5%	50%
≥ 106.5%	25%
< 106.5%	0%

Table B

Three-Year Average Adjusted EPS (for the Three-Year Performance Period Ending June 30, 2016)	Three-Year Average Adjusted EPS Multiplier
< $5.81	0%
≥ $5.81	40%
≥ $5.89	80%
≥ $6.05	100%
≥ $6.22	120%

For example, at the end of the three-year performance period, if revenue growth is 113.8% and the three-year average adjusted EPS for the three-year performance period ending June 30, 2016 is $6.15, Mr. Haley would vest in 27,234 PVRSUs (22,695 x 120% x 100%), in addition to the dividend equivalents credited to his PVRSU Award during the performance period that would vest on the same basis.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth information concerning the outstanding stock awards held at June 30, 2014 by each of the named executives.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price(2) ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares ($)(4)

John J. Haley	51,403	$45.88	3/4/17
	55,530	42.47	9/9/16
				48,216(5)	$5,025,554
				24,603(6)	2,564,371

Roger F. Millay	12,073	45.88	3/4/17
	13,042	42.47	9/9/16
				15,046(5)	1,568,245
				7,678(6)	800,278

James K. Foreman	0	N/A	N/A
				15,422(5)	1,607,435
				7,870(6)	820,290

Gene H. Wickes	10,097	45.88	3/4/17
	10,908	42.47	9/9/16
				14,795(5)	1,542,083
				7,870(6)	820,290

Patricia L. Guinn	0	N/A	N/A
				13,416(5)	1,398,350
				6,845(6)	713,454

(1)	All options reported are fully vested and represent the right to purchase Towers Watson Class A Common Stock at the stated exercise price.

(2)

All option exercise prices were set at the closing price on the date of grant of Watson Wyatt common stock (for those options issued prior to the Merger) or Towers Watson Class A Common Stock (for those options issued subsequent to the Merger).

(3)

Represents the number of PVRSUs granted under the Company’s 2009 Long Term Incentive Plan and credited with dividend equivalents, assuming projected earn-out of 108 percent following completion of the three-year performance period ending June 30, 2015 and assuming projected earn-out of 108 percent following completion of the three-year performance period ending June 30, 2016, such projections based on actual performance through June 30, 2014.  Awards vest at between zero and 204 percent of the target number of PVRSUs based on the extent to which specified performance metrics are achieved over the applicable three-year performance period, subject to the named executive’s continued employment with the Company through the end of the performance period.  See the table on Grants of Plan-Based Awards in Fiscal Year 2014 on pages 35-36 for more information on the formula to be used to determine the amount payable based on results for the fiscal year 2014 through 2016 performance period.

The Committee has the authority to exercise negative discretion in determining the number of PVRSUs that become vested and payable pursuant to the PVRSU Awards.

(4)	Reflects the value as calculated based on the closing price of the Company’s stock on June 30, 2014 of $104.23 per share.

(5)	Represents an award of PVRSUs granted for the three-year performance period beginning July 1, 2012 and ending June 30, 2015.

(6)	Represents an award of PVRSUs granted for the three-year performance period beginning July 1, 2013 and ending June 30, 2016.

Options Exercised and Stock Vested During the Fiscal Year Ended June 30, 2014

The following table sets forth information concerning stock awards that vested during fiscal year 2014 for each of the named executives.  With respect to the named executives, no option awards were exercised during the fiscal year ended June 30, 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

John J. Haley	41,024	$4,275,932
Roger F. Millay	11,404	1,188,639
James K. Foreman	11,690	1,218,449
Gene H. Wickes	11,214	1,168,835
Patricia L. Guinn	10,168	1,059,811

(1)	Represents the number of PVRSUs that vested for the three-year performance period beginning July 1, 2011 and ending June 30, 2014, including the vesting of accrued dividend equivalents.

For the fiscal year 2012 PVRSU Awards, the Committee established revenue growth during the performance period (based on fiscal year 2014 revenue versus fiscal year 2011 revenue) and adjusted EBITDA margin for the twelve-month period ending June 30, 2014 as the performance metrics for the PVRSU Awards.   For the fiscal 2012 through 2014 performance period, t he number of PVRSUs that became vested and payable was determined as the product of multiplying items (a), (b) and (c) below, where:

(a)

was the number of PVRSUs subject to the award;

(b)

was the contingent percentage (as set forth in Table A) that corresponds to the percentage change in Company revenue achieved over the performance period; and

(c)

was the Adjusted EBITDA Margin multiplier (as set forth in Table B) that corresponds to the adjusted EBITDA Margin achieved for the twelve-month period ending June 30, 2014.

Table A

Fiscal year 2014 Company Revenue as a percentage of fiscal year 2011 Company Revenue	Contingent Percentage of Award Earned
116%	170%
114%	140%
112%	120%
110%	100%
108%	90%
107%	75%
106%	50%
105%	25%
<105%	0%

Table B

Adjusted EBITDA Margin (for the twelve-month period ending June 30, 2014)	Multiplier
< 17.75%	0%
17.75%	40%
18.00%	80%
18.50%	100%
≥ 19.00%	120%

Following the completion of the fiscal year 2012 through 2014 performance period, the Committee certified that revenue growth exceeded 108 percent, and that adjusted EBITDA margin for the twelve-month period ending June 30, 2014 exceeded 19.00 percent.  As a result, the Committee determined that PVRSU awards for the fiscal year 2012 through 2014 performance period had vested, and should be paid out, at 108 percent (90 percent multiplied by 120 percent).

(2)

Reflects the value as calculated based on the closing price of Towers Watson Class A common stock on June 30, 2014 of $104.23 per share.  The shares were actually distributed on September 15, 2014 following certification by the Committee.  The actual value of stock awarded on the distribution date, based on the Company’s closing share price on the prior business day of $106.86, was $4,383,825 for Mr. Haley, $1,218,631 for Mr. Millay, $1,249,193 for Mr. Foreman, $1,198,328 for Mr. Wickes and $1,086,552 for Ms. Guinn.

Pension Benefits at 2014 Fiscal Year-End

With respect to each of the named executives, the table below provides information as of June 30, 2014 regarding the number of years of credited service and the present value of accumulated benefits payable at the earliest unreduced retirement age with respect to the Towers Watson Pension Plan and the Towers Watson SERP.

Messrs. Haley, Millay, Foreman and Wickes and Ms. Guinn received distributions of $17,611, $5,488, $6,885, $7,218 and $4,829, respectively, from the Towers Watson SERP during the fiscal year ended June 30, 2014 to pay the associate portion of the Social Security tax attributable to benefits earned under the plan, as well as to cover the income tax thereon.  Mr. Wickes received distributions of $37,011 from the Towers Watson Pension Plan during fiscal year 2014 for a prior period of service with Towers Perrin.

		Pension Benefits
Name	Plan	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During the Twelve Months Ended June 30, 2014 ($)

John J. Haley	Towers Watson Pension Plan	37.17	$2,151,419	$0
	Towers Watson SERP	37.17	18,482,472	17,611
	Total		20,633,891	17,611
Roger F. Millay	Towers Watson Pension Plan	5.83	261,370	0
	Towers Watson SERP	5.83	1,009,320	5,488
	Total		1,270,690	5,488
James K. Foreman	Towers Watson Pension Plan	28.00	799,974	0
	Towers Watson SERP	28.00	2,585,454	6,885
	Total		3,385,428	6,885

Gene H. Wickes	Towers Watson Pension Plan	35.50(2)	1,520,472	37,011
	Towers Watson SERP	35.50(2)	4,776,187	7,218
	Total		6,296,659	44,229
Patricia L. Guinn	Towers Watson Pension Plan	38.00	1,130,141	0
	Towers Watson SERP	38.00	7,856,713	4,829
	Total		8,986,854	4,829

(1)

The assumptions and methodology used in calculating the estimated present value shown in this column are the same as those used and disclosed in Note 10, “Retirement Benefits,” to our audited financial statements for the fiscal year ended June 30, 2014, beginning on page 79 of the Company’s Annual Report on Form 10-K, except the named executives are assumed to retire at their earliest unreduced retirement age and no pre-retirement terminations or deaths are assumed to occur.  Also, no additional compensation or service is assumed beyond the June 30, 2014 calculation date.  The specific relevant assumptions include a discount rate of 5.00 percent for the Towers Watson Pension Plan and 4.75 percent for the Towers Watson SERP, and post-retirement lump sum interest rates for the legacy Watson Wyatt and legacy Towers Perrin final average pay formulas in the Towers Watson SERP of 1.75 percent for retirements occurring during fiscal year 2015, 2.25 percent for retirements occurring during fiscal year 2016, 2.75 percent for retirements occurring during fiscal year 2017 and 3.00 percent for retirements occurring after fiscal year 2017.  The mortality assumption for the Towers Watson Pension Plan is based on the mortality table described in Section 430(h)(3)(A) of the Code for annuitants.  In addition, for the legacy Watson Wyatt and legacy Towers Perrin final average pay formulas in the Towers Watson SERP benefits, which require the conversion of life annuity benefits into a lump sum or annual installments, post-retirement mortality was based on the 1983 Group Annuity Mortality table (blended 50/50 for males and females) for Messrs. Haley, Millay and Wickes, while the UP-94 Static Mortality table (blended 90/10 for males and females) were used for Mr. Foreman and Ms. Guinn.

Effective December 31, 2011, benefit accruals were frozen under the qualified and nonqualified defined benefit plans that had been maintained by Towers Perrin and Watson Wyatt for U.S. associates, and benefits began to accrue under the stable value pension design for service rendered on or after January 1, 2012.

(2)	Includes 18 years of service with Towers Perrin before joining Watson Wyatt.

Towers Watson Pension Plan

The Towers Watson Pension Plan is a broad-based, tax-qualified defined benefit pension plan that provides a benefit to eligible associates of Towers Watson.  In general, all U.S. salaried and hourly associates, with the exception of associates paid on a bi-weekly basis and associates joining the Company through the Company’s acquisition of Extend Health, Inc. during fiscal year 2012 and Liazon Corporation during fiscal year 2013 and subsequent Extend Health and Liazon new hires, are eligible to participate.

The Towers Watson Pension Plan provides benefits using a stable value formula.  Under the stable value formula, each eligible participant will earn a lump sum benefit at the Participant’s Normal Retirement Age (65) equal to 15 percent of each covered year’s pay up to the Social Security wage base, and 20 percent of each covered year’s pay in excess of the wage base, with pay for this purpose consisting of salary, bonus and, for non-executives, any overtime.  The lump sum is unreduced at age 62 and for commencement prior to age 62, it is reduced at a compounding rate of 5 percent per year.  Participants may choose to receive the value of their lump sum benefit as an actuarial equivalent annuity at the time of retirement.  The standard form of benefit payment for benefits earned under the stable value provisions is a single life annuity benefit for participants who are not married and a 100 percent joint and contingent annuity for married participants.  Alternatively, participants may elect a joint and contingent annuity with a continuation percentage of either 50 percent or 75 percent or a certain and continuous annuity with either 5 or 10 years of guaranteed payments.  A single lump sum benefit is also available.

Benefits earned prior to December 31, 2011 are specified in the legacy formulas as outlined below.

Legacy Watson Wyatt Formulas

Benefit accruals earned under these formulas ceased on December 31, 2011.  Defined benefit plan accruals after December 31, 2011 are earned under the stable value provisions described above.

Benefits earned under the legacy Watson Wyatt Pension formulas by participants who were employed by Watson Wyatt prior to the Merger or who were hired into a Watson Wyatt office prior to January 1, 2011 were based upon combined years of service with Watson Wyatt and Towers Watson through the earlier of date of termination and December 31, 2011 and the highest consecutive 60-month average of total compensation (base pay, overtime and bonus) through the earlier of date of termination and December 31, 2011.  The credited service amounts shown in the table above for Messrs. Haley, Millay and Wickes represent actual combined years of service with Watson Wyatt and Towers Watson.

The standard form of benefit payment is a single life annuity benefit for participants who are not married and a 100 percent joint and contingent annuity benefit for married participants. Alternatively, participants may elect a joint and contingent annuity with a continuation percentage of 50, 75 or 100 percent, or a certain and continuous annuity benefit with 5 or 10 years of guaranteed payments, subject to the plan provisions and statutory limits. The payout option must be elected by the participant before benefit payments begin.

The monthly benefit at normal retirement (age 65) is equal to 1.7 percent times the participant’s average monthly compensation for the 60 consecutive months with the highest compensation plus 0.4 percent times the average monthly compensation for the 60 consecutive months with the highest compensation that exceeds the Social Security Covered Compensation (as defined in the plan), all times the number of completed years and months of continuous service up to 25 years.  Mr. Haley’s benefits are based on the maximum 25 years of credited service.

For terminations after June 30, 2003, the early retirement age is age 55 with five years of service (except as noted below for grandfathered associates).  For associates who are eligible for early retirement and who retire prior to age 62, gross benefits are reduced 8 percent per year between ages 58 and 62, and 6 percent per year between ages 55 and 58. For deferred vested associates who retire prior to age 65, gross benefits are actuarially reduced from age 65. As of June 30, 2014, Mr. Haley, Mr. Millay and Mr. Wickes are eligible for early retirement benefits.

Associates who were employed by Watson Wyatt on June 30, 2003 were grandfathered in prior pension plan provisions for five years, or until June 30, 2008.  During the five-year grandfathering period, eligible associates continued to accrue benefits under the legacy Watson Wyatt provisions in effect before July 1, 2003, except that the five-year certain and continuous annuity form of payment was not grandfathered. Under these provisions, the same formula described above is used except that an associate’s average pay is determined to be the highest average 36 consecutive months of total pay.  In addition, the benefit can never be less than the June 30, 2003 accrued benefit indexed by 3 percent each year.

Benefits accrued under the grandfathered formulas were frozen on the earlier of June 30, 2008 or termination of employment, except for the formula that indexes the June 30, 2003 accrued benefit which was frozen at December 31, 2011. At retirement or termination, whether before or after June 30, 2008, an associate’s accrued benefit will not be less than the frozen grandfathered benefit.  If the associate terminates employment after age 50, the frozen grandfathered benefit will be reduced by 5 percent per year for commencement before age 60. For termination before age 50, this benefit will be actuarially reduced from age 65. Grandfathered associates who attain age 50 with 10 years of service will be eligible for early retirement. Messrs. Haley and Wickes currently qualify for the grandfathered provisions and are eligible for early retirement under those provisions.

Legacy Towers Perrin Formulas

In general, all U.S. associates who were employed by Towers Perrin prior to the Merger or who were hired into a legacy Towers Perrin office prior to January 1, 2011, with the exception of those associates paid on a bi-weekly basis, were eligible for benefits under these provisions.  Associates earned benefits under two formulas up to the limits on compensation and benefits under the Code.  Under the first formula, benefits were based upon final average plan compensation as of the earlier of the date of the participant’s termination of employment or December 31, 2007, for which plan compensation included base pay and both the bonus paid under the individual bonus program and the bonus paid under the Principal bonus program for the year in which they were earned.  Under the second formula, benefits were determined using a cash balance methodology, for which plan compensation included base pay, the bonus paid under the individual bonus program and other incentive bonuses when paid, but did not include the bonus paid under the Principal bonus program.  The normal retirement age under these provisions is the later of (i) age 65 and (ii) the earlier of (a) three years of service under the plan or (b) the fifth anniversary of employment.

Active associates as of January 1, 2003 accrued benefits under both the final average earnings formula and the cash balance formula until December 31, 2007.  Upon termination of employment, the values of the benefits under both of these formulas are compared, with the participant receiving the greater of the two.  Associates hired (or rehired) on or after January 1, 2003, but prior to January 1, 2011, earned benefits solely under the cash balance formula.  Beginning January 1, 2008 through December 31, 2011, benefits were earned only under the cash balance formula.  Mr. Foreman and Ms. Guinn have earned benefits under both the final average earnings formula and the cash balance formula and are each eligible to retire with reduced benefits as described below.  The credited service amounts shown for Mr. Foreman and Ms. Guinn represent actual combined years of service with Towers Watson and Towers Perrin.

Final Average Earnings Formula

Benefits earned under the final average earnings formula are equal to 2 percent of the final five-year average of plan compensation (subject to the IRS statutory maximum) as of the earlier of termination of employment or December 31, 2007, multiplied by credited service as of December 31, 2007, subject to a maximum of 20 years. Under this formula, participants may retire as early as age 50 with 5 years of service and receive a reduced benefit. A participant may retire early with an unreduced benefit after the later of age 60 or 3 years of service. This is the participant’s unreduced early retirement date. Reduction factors are based upon either 5 percent per year or actuarial equivalent reductions based on the specified assumptions in Code Section 417(e)(3) from age 60, whichever produces the greater benefit.

Prior to October 1, 2008, the accrued benefit for participants terminating prior to eligibility for early retirement was equal to 2 percent of the final five-year average of plan compensation (subject to the IRS statutory maximum) multiplied by credited service projected to unreduced early retirement date (maximum of 20 years) multiplied by the ratio of credited service as of the earlier of date of termination or December 31, 2007 divided by projected credited service as of the unreduced early retirement date. Participants terminating after October 1, 2008 are not subject to such projection and proration.  Mr. Foreman terminated his employment prior to his early retirement eligibility and after January 1, 2003, and was subsequently rehired.  His benefit earned prior to his termination date is subject to the projection and proration described above.  Ms. Guinn is a former Tillinghast employee.  As a result, a Tillinghast pro-rate, which is a ratio of Towers Perrin plus Towers Watson service divided by total service through the date of termination, is applied to the benefit earned under the final average earnings formula.

Participants earning benefits under the final average earnings formula are also entitled to a Social Security supplemental benefit.  This benefit is equal to $9,600 per year multiplied by the ratio of the participant’s credited service at the earlier of date of termination or December 31, 2007 to the participant’s projected service at unreduced early retirement date.  This amount is payable from the later of the participant’s unreduced early retirement date or actual retirement date to the date the participant attains age 62.

Participants with service prior to December 31, 1993 are entitled to a subsidized joint and survivor spousal annuity, provided that they terminate employment after attaining age 50.  The subsidized percentage equals 100 percent multiplied by the ratio of credited service as of December 31, 1993 divided by credited service at the earlier of date of termination or December 31, 2007, both subject to a maximum of 20 years.

Mr. Wickes terminated employment with Towers Perrin in 1996 prior to attaining age 50.

Cash Balance Formula

Benefits earned under the cash balance formula are expressed in the form of a notional account balance.  Each month a participant’s cash balance account was increased by (1) pay credits based on the participant’s plan compensation for that month and (2) interest credits based on the participant’s hypothetical account balance at the end of the prior month.  As of December 31, 2011, pay credits were frozen, but interest credits continue.  Pay credits were 5 percent of plan compensation up to the Social Security taxable wage base and 10 percent of pay over the Social Security taxable wage base, subject to the IRS statutory maximum on plan compensation.  Interest credits are based on 10-year Treasury bond yields.

An opening cash balance account was established for all active plan participants as of January 1, 2003.  This opening account balance was equal to the present value of the final average earnings accrued benefit and Social Security supplemental benefit payable at the participant’s unreduced early retirement date.  Since his rehire through December 31, 2011, Mr. Foreman only earned benefits under the cash balance formula.

Participants with benefits under both the final average earnings formula and the cash balance formula may elect to receive their entire benefit as an annuity with the Social Security supplement or receive their cash balance formula benefit as a lump sum with the remaining benefit value distributed as an annuity.  Participants with benefits under just the cash balance formula may receive their entire benefit as a lump sum payment or as an actuarially equivalent annuity.

Towers Watson SERP

The Towers Watson SERP is designed to restore benefits to plan participants whose qualified plan compensation or benefit levels are impacted by Internal Revenue Code maximums.  For service rendered after December 31, 2011, benefits are earned under the stable value formula set forth in the Towers Watson Pension Plan, where the participant would accrue a lump sum payable at Normal Retirement Age (65) equal to 20% of plan compensation for the SERP.  For purposes of the SERP, plan compensation is the same as the qualified plan, but only amounts over the Internal Revenue Code limit ($260,000 for 2014) shall be considered in determining the SERP benefit.  A participant will receive a lump sum distribution six months after termination of employment equal to his or her stable value account with reductions for payments made prior to age 62 of a compounding 5 percent per year.  Other than the timing and form of payment, all other stable value provisions are the same as those described in the Towers Watson Pension Plan.

Legacy Watson Wyatt Formulas

The legacy Watson Wyatt Excess Benefit and Watson Wyatt Excess Compensation formulas were designed to restore to eligible associates the reductions to their pension benefit imposed by Code limitations.  When the excess formula benefits are added to the benefit provided by the legacy Watson Wyatt qualified plan formula, eligible associates will receive a total benefit equal to the benefit that would have been provided by the Watson Wyatt Pension Plan formula had the limitations not existed.  The form of benefit payment provided under the excess plans for retirement eligible individuals is a lump sum generally payable six months following the termination of employment for the named executive.  The portion of the vested benefit earned before January 1, 2005 is payable immediately at the end of the month following the retirement date.  For associates that are not retirement eligible, the benefit accrued prior to June 30, 2003 is paid as a lump sum with the accrued benefit earned after June 30, 2003 paid as a life annuity at age 65.

On August 16, 2013, the Committee recommended, and the Board (with Mr. Haley recusing himself) approved, freezing the portion of the lump sum benefit payable to Mr. Haley upon his retirement attributable to his accrued benefit under the legacy Watson Wyatt formula at $17,597,266, its value as of June 30, 2013.  The Committee recommended this change as a retention tool, because, otherwise, Mr. Haley could have been incentivized to retire if he believed interest rates would increase (which would cause the lump sum value of his benefit to decline).  This benefit is subject to applicable tax withholding.  Mr. Haley will also continue to be entitled to any benefits earned under the Towers Watson SERP attributable to his service after January 1, 2012.

Legacy Towers Perrin Formulas

The benefits provided under the Towers Perrin Restoration formula will be approximately equal to the difference between the benefits provided under the legacy Towers Perrin qualified formula and benefits that would have been provided under such formula if not for the limitations applicable to qualified plans under the Code, except that:

•

Participants with service prior to December 31, 1993 are entitled to a subsidized joint and survivor spousal annuity, provided that they terminate employment after attaining age 50.  The subsidized percentage on the total benefit equals 60 percent multiplied by the ratio of credited service as of December 31, 1993 divided by credited service at the earlier of the date of termination or December 31, 2007, both subject to a maximum of 20 years.

•

For participants terminating prior to eligibility for early retirement with an unreduced benefit, the total accrued benefit is equal to 2 percent of the final five-year average of plan compensation (subject to the IRS statutory maximum) multiplied by credited service projected to unreduced early retirement date (maximum of 20 years) multiplied by the ratio of credited service as of the earlier of date of termination or December 31, 2007 divided by projected credited service as of unreduced early retirement date.

Benefits earned under this formula are distributed in four approximately equal annual installments, beginning six months after separation from service.

With respect to the Towers Watson Pension Plan and the Towers Watson SERP, the amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through June 30, 2014.  An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each executive is the earliest age at which the executive could retire without any benefit reduction due to age (age 62, except for the final average earnings portion of the legacy Towers Perrin formulas, which was age 60) or the current age if the executive has already attained such earliest age. Actual benefit present values upon an executive’s retirement will vary from these estimates depending upon many factors, including an executive’s actual retirement age.

Nonqualified Deferred Compensation for the Fiscal Year Ended June 30, 2014

The following table provides information as of June 30, 2014 concerning the Watson Wyatt nonqualified deferred compensation plans assumed by Towers Watson in connection with the Merger, in which Messrs. Haley, Millay and Wickes are participants.  In connection with approval of the stable value pension plan amendments discussed above, Watson Wyatt also froze contributions under the Watson Wyatt Deferred Savings Plan, effective immediately following the date that contributions were made for the short plan year ended December 31, 2011.

The table also provides information as of June 30, 2014 concerning the new Towers Watson Non-Qualified Deferred Savings Plan for U.S. Employees adopted by the Company effective January 1, 2014.

Name	Nonqualified Deferred Compensation Plan	Executive Contributions for the Fiscal Year Ended June 30, 2014 ($)	Registrant Contributions for the Fiscal Year Ended June 30, 2014 ($)	Aggregate Earnings for the Fiscal Year Ended June 30, 2014 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at June 30, 2014 ($)(5)

John J. Haley	Watson Wyatt Deferred Savings Plan(1)	$0	$0	$20,235(3)	$0	$645,815
	Towers Watson Deferred Savings Plan(2)	13,830	9,220	(1,058)(4)	0	21,992

Roger F. Millay	Watson Wyatt Deferred Savings Plan(1)	0	0	2,220(3)	0	70,853
	Towers Watson Deferred Savings Plan(2)	2,400	1,600	(86)(4)	0	3,914

James K. Foreman	Towers Watson Deferred Savings Plan(2)	2,850	1,900	(111)(4)	0	4,639

Gene H. Wickes	Watson Wyatt Deferred Savings Plan(1)	0	0	7,895(3)	0	251,972
	Towers Watson Deferred Savings Plan(2)	2,850	1,900	(111)(4)	0	4,639

Patricia L. Guinn	Towers Watson Deferred Savings Plan(2)	450	300	(10)(4)	0	740

(1)

With respect to Messrs. Haley, Millay and Wickes, the Watson Wyatt Deferred Savings Plan was established to supplement the benefits of those participants in the Watson Wyatt & Company Savings Plan for U.S. employees whose company matching contributions to the Savings Plan are limited by the compensation and elective deferral limitations, or the nondiscrimination requirements, imposed by the Code. The Watson Wyatt Deferred Savings Plan does not allow for associate contributions.  Participants generally vest in their account after three years of service.  Messrs. Haley, Millay and Wickes are fully vested in their account balances in the Watson Wyatt Deferred Savings Plan.  Participants are eligible for payment of their vested account balance upon termination of employment or retirement.

(2)

The Towers Watson Deferred Savings Plan is an unfunded deferred compensation plan for select management and other highly-compensated associates who contribute significantly to the future success of the Company, including the Company’s executive officers.  The purpose of the Towers Watson Deferred Savings Plan is to provide this group with a means to defer receipt of a portion of their compensation, and potentially to receive a discretionary matching contribution from the Company.  All associate deferrals, and all Company matches, are credited in the form of Company stock units and will be paid in shares of Company stock under the Towers Watson & Co. 2009 Long Term Incentive Plan.  As a result, the value of the notional account set forth in the “Aggregate Balance at June 30, 2014” column is aligned with the value of the Company’s underlying stock.  Payments will be made from this plan on the first business day of the month following the date that is six months after the participant’s separation from service.

(3)

Represents interest earned during the fiscal year ended June 30, 2014 on the account balance in the Watson Wyatt Deferred Savings Plan. Interest under the Watson Wyatt Deferred Savings Plan is calculated using the prime rate of interest as reported by Towers Watson’s primary bank, determined as of the first day of the calendar year.  Of the amounts shown, a portion was determined to represent above-market interest and thus is included in the Summary Compensation Table for Messrs. Haley, Millay and Wickes.  The amount of such above-market interest is $1,309 for Mr. Haley, $143 for Mr. Millay and $511 for Mr. Wickes, respectively.  Interest is considered above-market to the extent it exceeds 120 percent of the applicable federal long-term rate.

(4)	Represents the increase (decrease) in value during fiscal year 2014 of Company stock units credited to an associate’s account from associate deferrals and discretionary Company matching contributions.

(5)

Other than accruals attributable to above-market interest and the amount shown as registrant contributions for the fiscal year ended June 30, 2014, no portion of the amounts shown has been reported in the Summary Compensation Table for the fiscal year ended June 30, 2014 or in prior fiscal years. Of the balances reported for the Watson Wyatt Deferred Savings Plan, $283,896 for Mr. Haley, $64,229 for Mr. Millay and $120,150 for Mr. Wickes is attributable to Watson Wyatt contributions reported in the Summary Compensation Table for prior fiscal years, and $14,761 for Mr. Haley, $232 for Mr. Millay and $5,365 for Mr. Wickes is attributable to above-market interest accruals reported in the Summary Compensation Table for prior fiscal years.

The balances reported for the Towers Watson Deferred Savings Plan reflect the value of Company stock units credited to an associate’s account from associate deferrals and discretionary Company matching contributions as calculated based on the closing price of the Company’s stock on June 30, 2014 of $104.23 per share.

Potential Post-Termination Payments and Benefits

The account values payable to Messrs. Haley, Millay and Wickes through the Nonqualified Deferred Compensation Plans are shown in the Nonqualified Deferred Compensation For the Fiscal Year Ended June 30, 2014 table and would not change based on early retirement, death, disability or a change in control of Towers Watson.  The value of benefits payable to Messrs. Haley, Millay, Foreman and Wickes and Ms. Guinn under the Towers Watson Pension Plan or the Towers Watson SERP outlined above may increase (or decrease) in the event of the early retirement, pre-retirement death or disability of the named executive.  Benefits do not become payable under the Towers Watson Pension Plan or the Towers Watson SERP as a result of a change in control of Towers Watson.  Using the assumptions employed in the Pension Benefits table on pages 39-40 (the “PBT”) with the exception of using the actual Towers Watson SERP lump sum interest rates as of June 30, 2014, the present value of the pension and disability benefit (as applicable) payable to the named executives as of June 30, 2014 in the event of early retirement, death or disability is shown in the following table.

Total Present Value as of June 30, 2014 in case of:
Name	Plan	Early Retirement (1)	Increase / (Decrease) from PBT	Pre- Retirement Death (2)	Increase / (Decrease) from PBT	Disability (3)	Increase / (Decrease) from PBT

John J.	TW Pension Plan	$2,151,419	$0	$1,902,549	$(248,870)	$2,086,888	$(64,531)
Haley	TW SERP	18,482,472	0	16,436,322	(2,046,150)	18,302,760	(179,712)
	Disability	N/A	N/A	N/A	N/A	146,291	146,291
	Total	20,633,891	0	18,338,871	(2,295,020)	20,535,939	(97,952)

Roger F.	TW Pension Plan	239,615	(21,755)	234,224	(27,146)	463,019	201,649
Millay	TW SERP	1,037,276	27,956	933,030	(76,290)	1,218,007	208,687
	Disability	N/A	N/A	N/A	N/A	2,420,942	2,420,942
	Total	1,276,891	6,201	1,167,254	(103,436)	4,101,968	2,831,278

James K.	TW Pension Plan	821,024	21,050	536,125	(263,849)	854,936	54,962
Foreman	TW SERP	3,040,565	455,111	3,040,565	455,111	2,305,633	(279,821)
	Disability	N/A	N/A	N/A	N/A	2,548,712	2,548,712
	Total	3,861,589	476,161	3,576,690	191,262	5,709,281	2,323,853
Gene H.	TW Pension Plan	1,520,472	0	1,414,527	(105,945)	1,444,439	(76,033)
Wickes	TW SERP	4,860,499	84,312	4,330,371	(445,816)	3,665,505	(1,110,682)
	Disability	N/A	N/A	N/A	N/A	999,349	999,349
	Total	6,380,971	84,312	5,744,898	(551,761)	6,109,293	(187,366)
Patricia L.	TW Pension Plan	1,137,343	7,202	996,290	(133,851)	1,040,897	(89,244)
Guinn	TW SERP	7,947,731	91,018	7,947,731	91,018	5,209,135	(2,647,578)
	Disability	N/A	N/A	N/A	N/A	1,752,605	1,752,605
	Total	9,085,074	98,220	8,944,021	(42,833)	8,002,637	(984,217)

(1)

The increase for early retirement compared to the PBT is due primarily to reflecting the immediate early retirement benefit payable under the legacy Watson Wyatt and legacy Towers Perrin final average earnings formulas for those under the unreduced retirement age. The early retirement factors available to the named executives through the legacy provisions reflect a “subsidy” compared to the benefit at unreduced retirement age. Note that these factors are generally available to all plan participants eligible for final average earnings benefits, depending on age and service conditions. An additional cause for the increase is the use of the actual lump sum interest rate for the Towers Watson SERP benefit as of June 30, 2014 compared to the rate assumed in future years for financial accounting purposes.

The Towers Watson Pension Plan benefit attributable to the stable value formula is assumed payable to the named executives as a lump sum at retirement.  The Towers Watson Pension Plan benefit for Messrs. Haley, Millay and Wickes attributable to the legacy Watson Wyatt formula is payable as an annuity at retirement.  The Towers Watson Pension Plan benefit for Mr. Foreman attributable to his cash balance and stable value benefits is assumed payable as a lump sum at retirement with the remaining legacy Towers Perrin formula benefit value distributed as an annuity.  The Towers Watson SERP benefit attributable to the stable value formula and the legacy Watson Wyatt formula is payable as a lump sum upon early retirement.  The Towers Watson SERP benefit attributable to the legacy Towers Perrin formula is payable in four approximately equal annual installments beginning six months after early retirement.  Messrs. Haley, Millay, Foreman and Wickes and Ms. Guinn are currently eligible for early retirement under the terms of the Towers Watson Pension Plan and the Towers Watson SERP.

(2)

In case of death, the stable value benefits earned by the named executives are immediately payable to the surviving spouse or beneficiary in a lump sum.

For Messrs. Haley, Millay and Wickes, the legacy Watson Wyatt formula provides a death benefit to the named executive’s spouse assuming the named executive retired on the date of his death, elected the 100 percent joint and contingent benefit form and died the next day. This benefit is provided if the participant is early retirement eligible at death and is available to all plan participants with a legacy Watson Wyatt formula benefit.  The nonqualified portion of this death benefit is payable in an immediate lump sum from the Towers Watson SERP.

For Mr. Foreman and Ms. Guinn, the legacy Towers Perrin qualified formula provides a death benefit equal to the greater of their cash balance account through December 31, 2007 and the value of the survivor portion of their final average earnings benefit, plus their cash balance account earned from January 1, 2008 through December 31, 2011.  The legacy Towers Perrin nonqualified formula provides benefits payable upon their death as an active associate equal to the amount they would have received if terminating employment on the date of their death.  The qualified death benefit is assumed to be paid as a lump sum to their spouse, immediately upon death, from the Towers Watson Pension Plan.  The nonqualified death benefit is assumed to be paid in four approximately equal annual installments beginning six months after the date of death from the Towers Watson SERP.

Decreases in the Towers Watson Pension Plan benefit value as compared to the amounts shown in the Pension Benefits table are due to the payment of benefits related to the survivor portion of the final average earnings benefit only.  Increases in the Towers Watson SERP benefit value as compared to the amounts shown in the Pension Benefits table are due primarily to the assumed earlier payment date of the benefit.

(3)

In case of disability, Towers Watson provides a disability benefit equal to 60 percent of base salary plus target bonus, subject to a maximum monthly benefit of $30,000. This benefit is payable until age 65 or for at least 12 months, assuming the participant continues to meet the definition of disability. The table shows the value of the temporary disability benefit that would be payable to age 65 along with the pension benefits payable at age 65. Participants also receive continued benefit accruals for pension purposes while on disability.  The continued benefit accruals are provided as additional stable value accruals under the plans at the same base pay level prior to their disability.

In addition, upon any termination of employment, Messrs. Haley, Millay, Foreman and Wickes and Ms. Guinn may be entitled to benefits that are provided generally by the Company to salaried associates, including distributions under the Company’s 401(k) plan, health care benefits, disability benefits and accrued vacation pay.  Mr. Haley, in addition to accruing annual vacation during the fiscal year ended June 30, 2014, has a frozen vacation balance from prior years which, if unused, will be paid out to him upon termination of employment at his then current rate of hourly base salary.  At June 30, 2014, the liability for frozen vacation pay was $308,092 for Mr. Haley.  In the context of any particular separation from Towers Watson, the company and the executive may mutually agree on severance terms that could include additional benefits or payments.

Messrs. Haley, Millay, Foreman and Wickes and Ms. Guinn do not have employment agreements with Towers Watson.  In addition, Towers Watson has not entered into any current change in control agreements with any of Messrs. Haley, Millay, Foreman or Wickes or Ms. Guinn.

PVRSUs

Named executives generally will forfeit unvested PVRSUs upon a termination of employment prior to the end of the performance period.  On September 22, 2011, the Committee approved an amendment to the form of PVRSU award agreement.  The amendment to the PVRSU award agreement (including all currently outstanding award agreements) provides that in all jurisdictions in which a benefit can lawfully be conditioned on age and/or years of service, the awards will continue to vest following a “qualifying retirement”, subject to (i) the performance conditions with respect to the PVRSUs; (ii) compliance with certain non-competition obligations; and (iii) completion of the first fiscal year (July 1 to June 30) of service during the performance period at or before the date of retirement.  For associates who participate in a company-sponsored pension plan, a “qualifying retirement” is defined as a retirement under the pension plan in which the associate participates unless the Committee determines that a basis exists for termination for cause (as defined in the Plan).  For associates who do not participate in a company-sponsored pension plan or who participate in a plan that does not include a definition of retirement, a “qualifying retirement” will be separately defined by the Committee based upon the recommendations of management.

Following a change in control of the Company, vesting will remain subject to the named executive’s continued employment through the end of the performance period; provided, however, that if a named executive’s service is terminated without cause upon or within 12 months following the change in control, the PVRSUs immediately will become vested.  The number of PVRSUs that may vest following a change in control is determined based on the greater of (a) the 100 percent target level or (b) the amount determined based upon the Company’s actual financial performance through the most recent date prior to the change in control for which achievement of the financial performance goals can reasonably be determined.

If a change in control had occurred and a named executive’s employment had been terminated on June 30, 2014, the value of PVRSUs that he or she would have received (based on the Company’s closing stock price on June 30, 2014 of $104.23 and including accrued dividend equivalents) would have been $7,589,924 for Mr. Haley, $2,368,523 for Mr. Millay, $2,427,725 for Mr. Foreman, $2,362,373 for Mr. Wickes and $2,111,804 for Ms. Guinn.  If a named executive had retired from the Company on June 30, 2014 in a “qualifying retirement,” the value of PVRSUs as of June 30, 2014 that he or she would receive in the future would be $4,956,137 for Mr. Haley, $1,546,565 for Mr. Millay, $1,585,234 for Mr. Foreman, $1,520,716 for Mr. Wickes and $1,378,963 for Ms. Guinn, assuming projected earn-out of 108 percent (excluding dividend equivalents) following completion of the three-year performance period ending June 30, 2015, and $2,554,782 for Mr. Haley, $797,255 for Mr. Millay, $817,163 for Mr. Foreman, $817,163 for Mr. Wickes and $710,849 for Ms. Guinn, assuming projected earn-out of 108 percent (excluding dividend equivalents) following completion of the three-year performance period ending June 30, 2016.

Towers Watson Severance Pay Plan

Effective July 1, 2011, Towers Watson adopted a severance pay plan for U.S.-based associates, which would include any named executives who are not otherwise subject to individually negotiated severance agreements.  As of June 30, 2014, none of the named executives were subject to individually negotiated severance agreements.  The plan provides for severance pay for eligible associates whose employment has been terminated involuntarily for reasons other than performance.  For eligible senior level associates, including the eligible named executives, the plan provides for severance pay in an amount equal to three weeks’ base pay for each completed year of the associate’s service, plus twelve weeks, up to a maximum of 44 weeks’ pay payable in a lump sum upon such involuntary termination.  As of June 30, 2014, amounts payable to the eligible named executives upon a qualifying severance would have been $830,077 for Mr. Haley, $311,538 for Mr. Millay, $390,288 for Mr. Foreman, $520,385 for Mr. Wickes and $452,692 for Ms. Guinn.  In the context of any particular separation from Towers Watson, the Company and an executive may mutually agree on severance terms that could include additional benefits or payments.

Compensation of Directors

Our Board of Directors relies on the Committee, which is composed of independent directors, to recommend the form and amount of compensation to be paid to our non-employee directors.

During the fiscal year ended June 30, 2014, we provided the following compensation to our non-employee directors pursuant to the Towers Watson & Co. Compensation Plan for Non-Employee Directors:

Directors’ Compensation for the Fiscal Year Ended June 30, 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Total ($)

Victor F. Ganzi	95,134	120,000	215,134
Leslie S. Heisz	80,000	120,000	200,000
Brendan O’Neill	85,000	120,000	205,000
Linda D. Rabbitt	100,134	120,000	220,134
Gilbert T. Ray	95,000	120,000	215,000
Paul Thomas	80,134	120,000	200,134
Wilhelm Zeller	85,236	120,000	205,236

(1)

Represents the aggregate grant date fair value under applicable accounting standards of restricted stock units (“RSUs”) awarded under the Towers Watson & Co. 2009 Long Term Incentive Plan, based on the grant date value of our common shares.  As of June 30, 2014, each non-employee director, held 366.12 unvested Towers Watson RSUs.

Effective November 16, 2012, the schedule of fees payable to non-employee directors pursuant to the Towers Watson & Co. Compensation Plan for Non-Employee Directors is as follows:

1.

Annual Cash Retainer:  $60,000 per year, paid quarterly.

2.

Annual Restricted Stock Unit (RSU) Grant:  Annual RSUs, equivalent to $120,000, granted at the beginning of each fiscal year (with the number of shares underlying the RSUs based on the closing price per share of the Company’s Class A Common Stock on the last business day of the just completed fiscal year) for services to be provided during the current fiscal year.  Annual RSUs vest in equal quarterly installments over a 12-month period beginning on the date of grant, and unless deferred under the terms of the Voluntary Deferred Compensation Plan for Non-Employee Directors, shall be paid upon vesting.  Each RSU represents a notional unit interest equal in value to a share of the Company’s Class A Common Stock.  All RSUs payable to non-employee directors under the plan are issued pursuant to the terms of the Towers Watson & Co. 2009 Long Term Incentive Plan.

3.

Committee Member Fees:

a.

Audit Committee:  $15,000 annual retainer, paid quarterly

b.

Compensation Committee:  $10,000 annual retainer, paid quarterly

c.

Nominating and Governance Committee:  $5,000 annual retainer, paid quarterly

d.

Risk Committee: $5,000 annual retainer, paid quarterly

4.

Committee Chair Fees (paid in lieu of Committee Member Fees):

a.

Audit Committee Chair:  $30,000 annual retainer, paid quarterly

b.

Compensation Committee Chair:  $20,000 annual retainer, paid quarterly

c.

Nominating and Governance Committee Chair:  $15,000 annual retainer, paid quarterly

d.

Risk Committee Chair:  $15,000 annual retainer, paid quarterly

e.

Lead Director Annual Retainer (paid in addition to regular Board and Committee Fees):  $25,000 per year, paid quarterly

On August 22, 2014, the Board of Directors amended the Towers Watson & Co. Compensation Plan for Non-Employee Directors to increase the Annual Cash Retainer to $70,000 per year, paid quarterly, and increase the Annual RSU Grant to $130,000.

Additional Terms Applicable to Director Compensation.  Vesting of RSUs is conditioned upon continued service as a director of the Company, provided that vesting shall be accelerated upon the director’s death or disability or upon a Change in Control.  RSUs will be paid out in shares of Class A Common Stock on the date of vesting to an account established for each non-employee director at a brokerage firm designated by the Company.  Notwithstanding the foregoing, a non-employee director can elect to defer all or any portion of his/her director compensation pursuant to the terms of the Towers Watson & Co. Voluntary Deferred Compensation Plan for Non-Employee Directors and in accordance with deferral procedures established by the Company, in which case cash fees and/or shares of Class A Common Stock issuable under RSUs (and under any associated Dividend Equivalent Rights) that are deferred will be paid out at the time and in the manner provided for pursuant to such deferral.  As of June 30, 2014, Mr. Ganzi had deferred 1,896.36 vested shares and reinvested dividends, Ms. Heisz had deferred 2,115.35 vested shares and reinvested dividends, Mr. O’Neill had deferred 7,681.08 vested shares and reinvested dividends, Ms. Rabbitt had deferred 2,689.99 vested shares and reinvested dividends, Mr. Ray had deferred 7,681.08 vested shares and reinvested dividends, Mr. Thomas had deferred $70,308 of fees payable in cash plus accumulated interest and 1,861.40 vested shares and reinvested dividends, and Mr. Zeller had deferred $130,382 of fees payable in cash plus accumulated interest and deferred 4,311.87 vested shares and reinvested dividends.

Director Stock Ownership Policy.   Non-employee directors are expected to accumulate shares of Towers Watson Class A Common Stock at least equal to five times the annual cash retainer (i.e., $300,000 for fiscal year 2014), valued as of the last day of the Company’s fiscal year.  Each non-employee director has five years from the date of appointment to achieve compliance with such ownership guidelines.  Until the ownership level is reached, non-employee directors are expected to sell only shares of Class A Common Stock needed to pay state and federal taxes associated with the equity granted.  If as a result of a stock price decline subsequent to a non-employee director meeting the ownership requirements the non-employee director does not satisfy the requirements as of the Company’s fiscal year-end, he/she need not “buy up” to a new number of shares to satisfy the ownership policy.  However, he/she is expected to retain the number of shares that originally were acquired to reach the share ownership threshold.  Each of our non-employee directors had satisfied his or her guideline as of June 30, 2014.

Securities Authorized for Issuance Under Equity Compensation Plans

In connection with the Merger, Towers Watson assumed the amended and restated Watson Wyatt 2001 Employee Stock Purchase Plan, the Watson Wyatt 2000 Long-Term Incentive Plan and the Watson Wyatt & Company Holdings Incentive Compensation Plan, and created the Towers Watson & Co. 2009 Long Term Incentive Plan. Towers Watson did not assume the Watson Wyatt 2001 Deferred Stock Unit Plan for Selected Employees or the Watson Wyatt Amended Compensation Plan for Outside Directors.

Towers Watson & Co. Employee Stock Purchase Plan

Towers Watson assumed the amended and restated Watson Wyatt 2001 Employee Stock Purchase Plan (the “Stock Purchase Plan”) which enabled employees to purchase shares of Towers Watson stock at a 5 percent discount. The Stock Purchase Plan is a non-compensatory plan under generally accepted accounting principles of stock-based compensation. As a result, no compensation expense is recognized in conjunction with this plan. Watson Wyatt originally registered 750,000 shares of its Class A common stock on December 19, 2001 and an additional 1,500,000 shares of its Class A common stock on December 16, 2003, of which 196,424 shares remained available for issuance immediately prior to the Merger at which time 4,500,000 additional shares were added. Towers Watson filed a Form S-8 Registration Statement in the third quarter of fiscal 2010 registering the 4,696,424 shares available for issuance under the Stock Purchase Plan. Towers Watson suspended contributions to the Stock Purchase Plan in 2012.  See Note 15 of the Notes to the Consolidated Financial Statements in the Annual Report on Form 10-K filed on August 14, 2014 for additional information on the Company’s plans.

Extend Health, Inc. 2007 Equity Incentive Plan

In connection with the acquisition of Extend Health in May 2012, Towers Watson filed a Form S-8 Registration Statement and assumed the Extend Health, Inc. 2007 Equity Incentive Plan.  The outstanding assumed unvested stock options were converted into options to acquire shares of Towers Watson Class A common stock using a conversion ratio stated in the merger agreement for the exercise price and number of options.  The Extend Health options are exercisable for 377,614 shares of Towers Watson Class A common stock.  The Form S-8 Registration Statement also covers 55,514 shares of Towers Watson Class A common stock available for issuance under the plan.

Liazon Corporation 2008 Stock Option Plan and 2011 Equity Incentive Plan

In connection with the acquisition of Liazon Corporation in November 2013, Towers Watson filed a Form S-8 Registration Statement and assumed the Liazon Corporation 2008 Stock Option Plan and the Liazon Corporation 2011 Equity Incentive Plan, as amended. The assumed options are exercisable for 37,162 shares of Towers Watson Class A common stock. Upon vesting, the assumed restricted stock units will convert into 70,533 shares of Towers Watson Class A common stock. The registration also covers 18,531 shares of Towers Watson Class A common stock available for issuance under the plans.

The following chart gives aggregate information regarding grants under all of the Company’s equity compensation plans through June 30, 2014:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	566,545	$44.18(1)	14,600,598(2)
Equity compensation plans not approved by stockholders(3)	176,790	$9.60	74,045
Total	743,335	$32.70	14,674,643

(1)

The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock awards, which have no exercise price.

(2)

Includes 4,464,490 shares available for issuance under the Stock Purchase Plan and 10,136,108 shares available for issuance under the Towers Watson & Co 2009 Long-Term Incentive Plan.

(3)

Represents 176,790 of the original 485,309 options and RSUs assumed in the Extend Health and Liazon acquisitions and the 74,045 shares available for issuance under those plans.

ADDITIONAL INFORMATION

Stockholder Proposals

Any stockholder wishing to present a proposal to be included in the Proxy Statement for the 2015 Annual Meeting of Stockholders, currently expected to be held on or about November 20, 2015, may submit such proposal in writing to Towers Watson & Co., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.  Such proposals must be received no later than June 5, 2015.  Submitting a stockholder proposal does not guarantee that we will include it in our Proxy Statement.

Alternatively, stockholders of record may introduce certain types of proposals that they believe should be voted upon at the 2015 Annual Meeting of Stockholders and may nominate persons for election to the Board of Directors.  Under the Company’s Amended and Restated Bylaws, unless the date of the 2015 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 30 days from the anniversary of the 2014 Annual Meeting, notice of any such proposal or nomination must be provided in writing to the Secretary of the Company no later than the close of business on August 15, 2015 and no earlier than the close of business on July 16, 2015.  In addition, stockholders wishing to make such proposals or nominations for Director must satisfy other requirements set forth in the Company’s Amended and Restated Bylaws.  If a stockholder does not also comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any proposal submitted by that stockholder.

Annual Report

The Company’s Annual Report on Form 10-K containing audited financial statements for the fiscal year ended June 30, 2014 has been made available along with the Proxy Materials via the internet.  A copy of the Company’s Annual Report on Form 10-K is available without charge upon request to the Company.  Requests may be made to Towers Watson & Co., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.

By order of the Board of Directors

Kirkland L. Hicks

Vice President, General Counsel and Secretary

Arlington, Virginia

October 3, 2014

VOTE BY INTERNET - www.proxyvote.com
TOWERS WATSON & CO. ATTN: LEGAL DEPARTMENT 901 N. GLEBE ROAD ARLINGTON, VA 22203

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 12, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 12, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M78487-P56169	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TOWERS WATSON & CO.
The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.

Vote on Directors
1.	Elect eight Directors to serve until the next Annual Meeting of Stockholders, or until their successors are elected and qualified (Proposal No. 1).

			For	Against	Abstain			For	Against	Abstain

	1a.	Victor F. Ganzi	☐	☐	☐	2.	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015 (Proposal 2).	☐	☐	☐

	1b.	John J. Haley	☐	☐	☐

	1c.	Leslie S. Heisz	☐	☐	☐	3.	To approve, by non-binding vote, the compensation of the Company’s named executive officers (Proposal 3).	☐	☐	☐

	1d.	Brendan R. O'Neill	☐	☐	☐

	1e.	Linda D. Rabbitt	☐	☐	☐	4.	In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.

	1f.	Gilbert T. Ray	☐	☐	☐

	1g.	Paul Thomas	☐	☐	☐

	1h.	Wilhelm Zeller	☐	☐	☐

Please sign exactly as name appears above. Joint owners should each sign. Executors, administrators, trustees, custodians, etc. should so indicate when signing. If the Stockholder is a corporation, please sign the full name of the duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)			Date

TOWERS WATSON & CO.

Annual Meeting of Stockholders
Towers Watson Wettinerstrasse 3
65189, Wiesbaden
Germany
November 13, 2014
8:15 a.m. CET

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M78488-P56169

TOWERS WATSON & CO.
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints John J. Haley and Kirkland L. Hicks, and each of them, as his or her proxies, each with the power of substitution and resubstitution, and authorizes them to represent and to vote all of his or her shares of Capital Stock of Towers Watson & Co., at the Annual Meeting of Stockholders of the Company to be held on November 13, 2014, at the Towers Watson Wiesbaden, Germany office located at Wettinerstrasse 3, 65189, Wiesbaden, Germany, at 8:15 a.m. CET and any adjournment(s) or postponement(s) thereof, with the same authority as if the Stockholder(s) were personally present as provided on this proxy card.

THE UNDERSIGNED HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING. Attendance of the undersigned at the meeting or any adjournment(s) or postponement(s) thereof will not be deemed to revoke this proxy unless the undersigned also votes at the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be marked, dated and signed on reverse side